UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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LENNOX INTERNATIONAL INC.
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2140 Lake Park Blvd.
Richardson, Texas 75080
April 8, 2021

Dear Stockholders:

It is my pleasure to invite you to the 2021 Annual Meeting of Stockholders of Lennox International Inc. The meeting will be held virtually at 10:30 a.m., Central Daylight Savings Time, on Thursday, May 20, 2021.

    We are implementing a virtual-only meeting format in order to leverage technology to enhance stockholder access to the Annual Meeting by enabling stockholder attendance and participation from anywhere in the world, without cost. In addition, the virtual-only meeting format enables us to protect the health and safety of all attendees, particularly in light of the COVID-19 pandemic. We believe that the virtual-only meeting format gives stockholders the opportunity to exercise the same rights as if they had attended an in-person meeting and believe that this format increases stockholder access and encourages participation and communication with our Board of Directors and management.

Lennox has elected to deliver our proxy materials to the majority of our stockholders over the Internet. This delivery process allows us to provide stockholders with the information they need while conserving natural resources and lowering the cost of delivery. On or about April 8, 2021, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Proxy Statement for our 2021 Annual Meeting of Stockholders and fiscal 2020 Annual Report to stockholders. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.

    The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the items of business that will be discussed and voted upon during the Annual Meeting of Stockholders.

    YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the 2021 Annual Meeting of Stockholders, we urge you to vote and submit your proxy by Internet, telephone or mail, pursuant to the instructions on your Notice or your Proxy Card. We encourage you to vote by Internet or telephone as those methods offer the most convenience and save the Company postage and other costs. Please use the website or telephone number shown on your Notice or your Proxy Card to vote by Internet or telephone. If you attend the virtual Annual Meeting you will have the right to revoke the proxy and vote your shares online during the meeting.

On behalf of management and our Board of Directors, I want to thank you for your continued support and confidence in 2021.

Sincerely,

Todd M. Bluedorn
Chairman of the Board and Chief Executive Officer

2140 Lake Park Blvd.
Richardson, Texas 75080
April 8, 2021

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 20, 2021

The 2021 Annual Meeting of Stockholders of Lennox International Inc. will be held virtually on Thursday, May 20, 2021 at 10:30 a.m., Central Daylight Savings Time, to:

•elect three Class II directors to hold office for a three-year term expiring at the 2024 Annual Meeting of Stockholders;
•conduct an advisory vote to approve the compensation of our named executive officers (“NEOs”) as disclosed in this Proxy Statement;
•ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2021 fiscal year; and
•transact any other business that may properly come before the Annual Meeting of Stockholders in accordance with the terms of our Bylaws.
The Board of Directors has determined that our stockholders of record at the close of business on March 23, 2021 are entitled to notice of, and to vote at, the Annual Meeting of Stockholders.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 2021. This Proxy Statement and the Annual Report to Stockholders are available on our website at www.lennoxinternational.com and also at the website appearing on your Notice or your Proxy Card. This Proxy Statement, Proxy Card, and Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, accompany this Notice.

Most stockholders have a choice of voting on the Internet, by telephone or by mail. Please refer to your Notice, Proxy Card or other voting instructions included with these proxy materials for information on the voting method(s) available to you. If you vote by Internet or telephone, you do not need to return your Proxy Card. If your shares are held in the name of a brokerage firm, bank or other nominee of record, follow the voting instructions you receive from such holder of record to vote your shares.

Please see “General Information Regarding the 2021 Annual Meeting of Stockholders - Virtual Annual Meeting Date and Time” for a discussion of the virtual Annual Meeting of Stockholders date, time and process.

By Order of the Board of Directors,

John D. Torres
Corporate Secretary

-i-

GENERAL INFORMATION REGARDING THE 2021
ANNUAL MEETING OF STOCKHOLDERS
Virtual Annual Meeting Date and Time
The 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Lennox International Inc. (also referred to in this Proxy Statement as the “Company,” “us,” “we,” or “our”) will be held on Thursday, May 20, 2021 at 10:30 a.m., Central Daylight Savings Time (“CDT”), in a virtual-only meeting format, using live webcast which provides stockholders the ability to participate in the Annual Meeting, vote their shares and ask questions. YOU WILL NOT BE ABLE TO ATTEND THE ANNUAL MEETING IN PERSON.
We began mailing or making available this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders, Proxy Card and Annual Report to Stockholders, which includes our Annual Report on Form 10-K, to our stockholders on or about April 8, 2021 for the purpose of soliciting proxies on behalf of our Board of Directors (the “Board”).
Benefits of a Virtual Annual Meeting
We are implementing a virtual-only meeting format in order to leverage technology to enhance stockholder access to the Annual Meeting by enabling stockholder attendance and participation from anywhere in the world, without cost. In addition, the virtual-only meeting format enables us to protect the health and safety of all attendees, particularly in light of the COVID-19 pandemic. We believe that the virtual-only meeting format gives stockholders the opportunity to exercise the same rights as if they had attended an in-person meeting and believe that this format increases stockholder access and encourages participation and communication with our Board and management.
Attendance at the Virtual Annual Meeting
Only stockholders of record and beneficial owners of shares of our common stock as of the close of business on March 23, 2021, the record date, may attend and participate in the Annual Meeting, including voting and submitting questions to be answered at the virtual Annual Meeting.
In order to attend the virtual Annual Meeting, you must register at www.proxydocs.com/LII. Upon completing your registration, you will receive further instructions by email, including a unique link that will allow you access to the virtual Annual Meeting and to vote and submit questions to be answered at the virtual Annual Meeting. As part of the registration process, you must enter the control number located on your proxy card, voting instruction form, or Notice of Internet Availability. If you are a beneficial owner of shares registered in the name of a broker, bank or other nominee, as part of the registration process you will also need to provide the registered name on your account and the name of your broker, bank or other nominee as part of the registration process.
On the day of the virtual Annual Meeting, May 20, 2021, stockholders may begin to log in to the virtual Annual Meeting 15 minutes prior to the start time. The virtual Annual Meeting will begin promptly at 10:30 a.m. CDT. We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual Annual Meeting. If you encounter any difficulties accessing the virtual Annual Meeting platform, including any difficulties voting, you may call the technical support number that will be included in your instructional email.

Questions at the Virtual Annual Meeting
Our virtual Annual Meeting allows stockholders to submit questions before the virtual Annual Meeting date. During a designated question and answer period at the virtual Annual Meeting, we will respond to questions submitted by stockholders related to the purpose of the virtual Annual Meeting and our business. We will answer as many stockholder-submitted questions as time permits, and any questions that we are unable to address during the virtual Annual Meeting will be answered following the meeting. If we receive substantially similar questions, to avoid repetition we will group those questions together and provide a single response. We will also post questions submitted by stockholders and our answers on our website for a period of 60 days following the meeting.

Matters to be Voted On
At the meeting, you will be asked to vote on three proposals. Our Board recommends you vote “for” each of the director nominees in Proposal 1 and “for” Proposals 2 and 3. The proposals to be voted on at the Annual Meeting are:

•Proposal 1: To elect three Class II directors to hold office for a three-year term expiring at the 2024 Annual Meeting of Stockholders;

•Proposal 2: To conduct an advisory vote to approve the compensation of our named executive officers (“NEOs”) as disclosed in this Proxy Statement; and

•Proposal 3: To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2021 fiscal year.
Record Versus Beneficial Ownership of Shares
If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are the “stockholder of record” with respect to those shares. If you are a stockholder of record, we sent our proxy materials directly to you.
If your shares are held in a stock brokerage account or by a bank, you are considered the “beneficial owner” of shares held in street name. In that case, our proxy materials have been forwarded to you by your broker or bank, which is considered the stockholder of record with respect to those shares. Your broker or bank will also send you instructions on how to vote. If you have not heard from your broker or bank, please contact them as soon as possible.
Record Date and Number of Votes
You are entitled to vote if you were a stockholder of record at the close of business on March 23, 2021, the record date for our virtual Annual Meeting. At the close of business on the record date, there were 37,767,900 shares of our common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote.
Quorum Requirement
A quorum is required to transact business at the virtual Annual Meeting. To achieve a quorum at the Annual Meeting, stockholders holding a majority of our outstanding shares of common stock entitled to vote must be present either in person or represented by proxy. Shares held by us in treasury will not count towards the determination of a quorum.
If a quorum is not present at the virtual Annual Meeting, we expect the virtual Annual Meeting will be adjourned or postponed to solicit additional proxies. In such event, the Chairman or stockholders representing a majority of the outstanding shares entitled to vote at the virtual Annual Meeting and present in person or by proxy at the meeting may adjourn the virtual Annual Meeting.
Abstentions and Broker Non-Votes
If a broker or bank holds shares in “street name” (that is, in the name of a bank, broker, nominee or other holder of record) and the beneficial owner does not provide the broker or bank with specific voting instructions, the broker or bank only has discretion to vote on routine matters, and does not have discretion to vote on non-routine matters. If a broker or bank has not received voting instructions on the non-routine matters and therefore does not have discretion to vote on those non-routine matters, those uninstructed non-votes are referred to as “broker non-votes”.
Pursuant to New York Stock Exchange (“NYSE”) rules, Proposal 1 (election of directors) and Proposal 2 (advisory vote on the compensation of our NEOs) are non-routine matters for which your broker or bank cannot exercise voting discretion if it does not receive voting instructions from you. Proposal 3 (ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2021 fiscal year) is a routine matter for which your broker or bank may exercise voting discretion even if it does not receive voting instructions from you. As a result, if you are a beneficial owner of shares held in street name, it is critical that you cast your vote in order for it to be counted on Proposals 1 and 2.
Broker non-votes will not be counted as votes “for” or “withheld” for Proposal 1, or “for” or “against” Proposal 2. Abstentions will not be counted as votes “for” or “withheld” for Proposal 1. Abstentions will be counted as votes “against” Proposals 2 and 3.
Vote Requirement for Each Proposal
If a quorum is present, our Bylaws require, for purposes of Proposal 1, that a director nominee receive a majority of the votes cast with respect to his or her election in an uncontested election (that is, the number of shares voted “for” a director nominee must exceed the number of “withheld” votes cast for that nominee) to be elected. Each of our director nominees is currently serving on the Board. If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” Under our Bylaws and Corporate Governance Guidelines, each director submits an advance, contingent resignation that the Board may accept if stockholders do not re-elect the director. In that situation, our Board Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board would act on the Board Governance Committee’s recommendation, and publicly disclose its decision and the rationale behind it within 90 days from the date that the election results were certified.
If a quorum is present Proposal 3 (ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2021 fiscal year), will require the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon.
Voting Procedures
Registered holders may vote online during the virtual Annual Meeting, by the Internet, by telephone, or, if they received a printed copy of these proxy materials, by mail. If your shares are held in street name, you will receive instructions from a bank, broker, nominee or other holder of record that you must follow in order for your shares to be voted. If you have not received voting instructions from your bank, broker, nominee or other holder of record, please contact them as soon as possible. We urge you to vote in advance of the virtual Annual Meeting to ensure there is a quorum and your votes are counted.
A representative of Mediant Communication will tabulate the votes and act as inspector of election at the Annual Meeting.
Changing Your Vote
You can revoke or change your vote on a proposal at any time before the virtual Annual Meeting for any reason by revoking your proxy. For stockholders of record, proxies may be revoked by delivering a written notice of revocation, bearing a later date than your proxy, to our Corporate Secretary at or before the virtual Annual Meeting. Proxies may also be revoked by:
•submitting a new written proxy bearing a later date than a proxy you previously submitted;
•voting again by Internet or telephone before 11:59 p.m., Eastern Time, on May 19, 2021; or
•attending the virtual Annual Meeting and voting online.
In each case, the later submitted vote will be recorded and the earlier vote revoked. Any written notice of a revocation of a proxy should be sent to Lennox International Inc., 2140 Lake Park Blvd., Richardson, Texas 75080, Attention: Corporate Secretary. To be effective, the revocation must be received by our Corporate Secretary before the taking of the vote at the virtual Annual Meeting.
If your shares are held in street name, you must follow the specific voting directions provided to you by your bank, broker, nominee or other holder of record to change or revoke any instructions you have already provided. Alternatively, you may obtain a proxy from your bank, broker, nominee or other holder of record and provide it with your vote at the virtual Annual Meeting.

Other Business; Adjournments
We are not aware of any other business to be acted upon at the virtual Annual Meeting. However, if you have voted by proxy and other matters are properly presented at the virtual Annual Meeting for consideration in accordance with our Bylaws, the persons named in the accompanying Proxy Card will have discretion to act on those matters according to their best judgment or the Board’s recommendation. In the absence of a quorum, the Chairman or stockholders representing a majority of the votes present in person or by proxy at the meeting may adjourn the meeting.

PROPOSAL 1

ELECTION OF DIRECTORS
Our Bylaws provide that our Board may be composed of no less than three and no more than 15 members. The size of our Board is currently fixed at 11 members, divided into three classes, with each class serving a three-year term.
Upon the recommendation of the Board Governance Committee, the Board has nominated three Class II directors for re-election to our Board to hold office for a three-year term expiring at the 2024 Annual Meeting of Stockholders. All Class I and III directors will continue in office until the expiration of their terms at the 2023 and 2022 Annual Meeting of Stockholders, respectively. The process followed by the Board in nominating directors and the criteria considered for director nominees is described in the “Corporate Governance” section of this Proxy Statement.
John Major is currently a Class II director. Due to the Company’s mandatory age-based retirement provisions in our Corporate Governance Guidelines, Mr. Major will retire immediately following the 2021 Annual Meeting of Stockholders. The Company and the Board thank him for his many years of valuable service.
Below we provide biographical information for each Class II director nominee and for each other director. For each director and director nominee, the information presented includes the positions held, principal occupation, and business experience as of April 1, 2021. The biographical description below for each director and director nominee also includes the specific experience, expertise, attributes and skills that led to the Board’s conclusion that such person should serve as a director of the Company at this time, in light of our business and structure.
If you do not wish to vote your shares for any particular nominee, you may withhold your vote for that particular nominee. If any Class II director nominee becomes unavailable to serve, the persons named in the accompanying Proxy Card may vote for any alternate designated by the incumbent Board, or the number of directors constituting the Board may be reduced.
The Board has nominated the following directors for re-election as Class II directors for three-year terms expiring at the 2024 Annual Meeting of Stockholders:

Sherry L. Buck, 57, has served as a director since July 2019. She is a member of the Audit Committee and the Public Policy Committee. Ms. Buck is Chief Financial Officer of W.L. Gore & Associates Inc., a private multinational manufacturing company specializing in products derived from fluoropolymers used in medical implants, fabric laminates, cable, venting and other applications across diverse industries. Prior to joining W.L. Gore in January of 2021 Ms. Buck was the Senior Vice President and Chief Financial Officer of Waters Corporation, a New York Stock Exchange listed specialty measurement company serving the life, materials and food sciences industries. Prior to joining Waters in January 2017, Ms. Buck served as the Vice President, Chief Financial Officer of Libbey Inc., a global manufacturer and marketer of glass tableware products. Prior to this role, Ms. Buck spent nearly twenty years at Whirlpool Corporation, a leading global appliance manufacturer, in senior finance and operating leadership roles. She began her career at Price Waterhouse in Kansas City.

Ms. Buck holds a bachelor’s degree in accounting from the University of Missouri.

Ms. Buck contributes extensive financial expertise and leadership experience gained from positions in large global manufacturing companies.

Gregory T. Swienton, 71, has served as a director of our Company since 2010. He is the Chair of the Audit Committee and a member of the Board Governance Committee. Mr. Swienton was an adviser to Ryder System, Inc., a supplier of transportation, logistics and supply chain management solutions from May 2013 until May 2015. He previously was Executive Chairman of Ryder System, Inc., from January 2013 to May 2013, after having been Chairman of Ryder System, Inc. since May 2002 and Chief Executive Officer since November 2000. Mr. Swienton joined Ryder as President and Chief Operating Officer in June 1999. Before joining Ryder, Mr. Swienton was Senior Vice President-Growth Initiatives of Burlington Northern Santa Fe Corporation (BNSF). Prior to that he was BNSF’s Senior Vice President-Coal and Agricultural Commodities Business Unit, and previously had been Senior Vice President of its Industrial and Consumer Units. He joined BNSF in June 1994 as Executive Vice President-Intermodal Business Unit. Prior to joining BNSF, Mr. Swienton was Executive Director-Europe and Africa of DHL Worldwide Express in Brussels, Belgium from 1991 to 1994, and prior to that, he was DHL’s Managing Director-Western and Eastern Europe from 1988 to 1990, also located in Brussels. For the five years prior to these assignments, Mr. Swienton was Regional Vice President of DHL Airways, Inc. in the United States. From 1971 to 1982, Mr. Swienton held various national account, sales and marketing positions with AT&T and Illinois Bell Telephone Company.

Mr. Swienton serves on the Board of Directors of CRST/Admiralty Holdings, a privately held transportation and logistics company. Mr. Swienton served on the Board of Directors of Harris Corporation, a supplier of communications and information technology products from 2000 to 2019.

Mr. Swienton contributes extensive international business experience, deep expertise in global distribution and supply chain innovations, as well as experience in growth initiatives, in his service as a director.

Todd J. Teske, 56, has served as a director of our Company since 2011 and as Lead Director since May, 2015. He is the Chair of the Board Governance Committee and a member of the Compensation and Human Resources Committee.

Mr. Teske served as the Chairman, President and Chief Executive Officer of Briggs & Stratton Corporation, a world leader in gasoline engines for outdoor power equipment, portable generators, and lawn and garden powered equipment and related accessories from 2010 to 2020. Before becoming CEO of Briggs & Stratton, he served as its President and Chief Operating Officer, President of its power products business, head of corporate development and Controller. Briggs & Stratton filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code in July 2020. In September of 2020 Briggs & Stratton was acquired and exited bankruptcy.

Mr. Teske serves as the Chairman of the Board of Briggs & Stratton. Mr. Teske served on the Board of Directors of Briggs & Stratton from 2010 to 2020 and Badger Meter, Inc., a leading innovator, manufacturer and marketer of flow measurement and control products from 2009 to 2020.

As a former CEO and corporate controller, Mr. Teske contributes extensive expertise in the areas of management, finance, accounting, manufacturing and corporate governance in his service as a director.

THE BOARD RECOMMENDS A VOTE “FOR”
THE ELECTION OF EACH OF THE ABOVE NOMINEES

The following Class I directors’ terms will continue until the 2023 Annual Meeting of Stockholders:

Janet K. Cooper, 67, has served as a director of our Company since 1999. She is a member of the Audit Committee and the Public Policy Committee. From 2002 to 2008, Ms. Cooper served as Senior Vice President and Treasurer of Qwest Communications International Inc. From 2001 to 2002, she served as Chief Financial Officer and Senior Vice President of McDATA Corporation, a global leader in open storage networking solutions. From 2000 to 2001, she served as Senior Vice President, Finance of Qwest. From 1998 to 2000, she served in various senior level finance positions at US West Inc., a regional Bell operating company, including Vice President, Finance and Controller and Vice President and Treasurer. From 1978 to 1998, Ms. Cooper served in various capacities with the Quaker Oats Company, including Vice President, Treasurer and Tax from 1997 to 1998 and Vice President, Treasurer from 1992 to 1997.

Ms. Cooper serves on the Board of Directors of The Toro Company, a manufacturer of equipment for turf and landscape maintenance, snow and ice management, underground utility construction, rental and specialty construction. Ms. Cooper served on the Board of Directors of CPI Aerostructures, Inc. from 2019 to 2020 and Resonant Inc. from 2014 to 2019.

Ms. Cooper contributes a substantial financial background and extensive experience in capital markets, tax, accounting matters, and pension plan investments in her service as a director.

John W. Norris, III, 63, has served as a director of our Company since 2001. He is the Chair of the Public Policy Committee and a member of the Compensation and Human Resources Committee. Mr. Norris is a partner and co-founder of Maine Network Partners and is the founding Chairman of the Environmental Funders Network. From 2000 to 2005, he served as the Associate Director of Philanthropy for the Maine Chapter of The Nature Conservancy and from 2006 to 2007 as Program Officer for the Northern Forest Center. Mr. Norris was Co-Founder and President of Borealis, Inc., an outdoor products manufacturer, from 1988 to 2000 and served as an economic development Peace Corps Volunteer in Jamaica from 1985 to 1987. Before joining the Peace Corps, Mr. Norris completed a graduate school internship at Lennox Industries Inc., a subsidiary of the Company, in 1983.

Mr. Norris contributes substantial experience and knowledge on environmental issues, non-governmental organizations, and organizational development in his service as a director.

Karen H. Quintos, 57, has served as a director of our Company since 2014. She is a member of the Compensation and Human Resources Committee and the Public Policy Committee.
Ms. Quintos served as the Executive Vice President and Chief Customer Officer (CCO) of Dell Technologies Inc., a technology leader that provides essential infrastructure for organizations to build their digital future, transform IT and protect their most important information from 2016 to 2020. Ms. Quintos was also responsible for Dell’s strategy and programs for Diversity & Inclusion and Corporate Social Responsibility.
Previously at Dell, Ms. Quintos served as Senior Vice President and Chief Marketing Officer from 2010 to 2016 and Vice President of Public Sector Marketing and North America Commercial from 2008 to 2010. She previously also held executive roles in services, support and supply chain management. Ms. Quintos joined Dell from Citigroup, where she was Vice President of Global Operations and Technology. She also held a variety of marketing, operations, planning and supply chain management roles at Merck & Co.
Ms. Quintos earned a master’s degree in marketing and international business from New York University, and a Bachelor of Science in supply chain management from Pennsylvania State University.
Ms. Quintos is on the board of directors of Cummins Inc., a global power technology leader, that designs, engineers, manufactures, distributes and services engines and related technologies. Ms. Quintos also served on the board of Susan G. Komen for the Cure, CASA of Travis County and serves on The Pennsylvania State University Smeal’s College of Business, where she was a 2014 recipient of the Smeal College of Business’ highest honor, the Distinguished Alumni Award.
Ms. Quintos contributes a broad knowledge of marketing, communications, brand strategy, operations and supply chain management in her service as a director.

The following Class III directors’ terms will continue until the 2022 Annual Meeting of Stockholders:

Todd M. Bluedorn, 58, became Chief Executive Officer and was elected as a director of our Company in April 2007. He was appointed as Chairman of the Board in May, 2012. Prior to joining the Company, Mr. Bluedorn served in numerous senior management positions for United Technologies Corporation since 1995, including President, Americas — Otis Elevator Company; President, North America — Commercial Heating, Ventilation and Air Conditioning for Carrier Corporation; and President, Hamilton Sundstrand Industrial. He began his professional career with McKinsey & Company in 1992. A graduate of the United States Military Academy at West Point with a bachelor of science in electrical engineering, Mr. Bluedorn is Ranger qualified and served in the U.S. Army as a Combat Engineer officer from 1985 to 1990. He received his M.B.A. from Harvard University School of Business in 1992.

Mr. Bluedorn also serves on the Board of Directors of Texas Instruments Incorporated, a global designer and manufacturer of semiconductors and on the Board of Trustees of Washington University in St. Louis. Mr. Bluedorn served on the Board of Directors of Eaton Corporation, a diversified industrial manufacturer from 2010 to 2020.

Mr. Bluedorn possesses considerable industry knowledge and executive leadership experience. Mr. Bluedorn’s extensive knowledge of our Company and its business, combined with his drive for excellence and innovation, position him well to serve as CEO and a director of our Company.

Max H. Mitchell, 57, has served as a director of our Company since 2016. He is a member of the Audit Committee and the Board Governance Committee. Mr. Mitchell is the President, Chief Executive Officer and a Director of Crane Co., a diversified manufacturer of highly engineered industrial products. Before being elected President and Chief Executive Officer of Crane Co. in 2014, he served as the President and Chief Operating Officer of Crane Co. from 2013 to 2014, Executive Vice President and Chief Operating Officer of Crane Co. from 2011 to 2013, and Group President, Fluid Handling segment of Crane Co. from 2005 to 2012. Mr. Mitchell also served as an executive of Pentair Corporation and Danaher Corporation and served in finance and operational roles at Ford Motor Company.

Mr. Mitchell has an M.B.A. in finance and strategic planning from the University of Pittsburgh and a B.A. from Tulane University.

Mr. Mitchell brings broad global experiences across a diverse set of complex end industries and processes including strategy development as well as significant M&A experience and capital allocation decision making.

Kim K.W. Rucker, 54, has served as a director of our Company since 2015. She is the Chair of the Compensation and Human Resources Committee and a member of the Board Governance Committee. Ms. Rucker has served as Executive Vice President, General Counsel and Secretary at Andeavor (formerly Tesoro Corporation) and Executive Vice President and General Counsel for Andeavor Logistics LP (formerly Tesoro Logistics GP, LLC) from 2016 to 2018. Previously, she was Executive Vice President, Corporate & Legal Affairs, General Counsel and Corporate Secretary at Kraft Foods Group, Inc., a global manufacturer and distributor of food products and beverages until July 2015. Prior to joining Kraft in 2012, Ms. Rucker served as the Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer at Avon Products, Inc., a global manufacturer of beauty and related products, since 2008. Before joining Avon, Ms. Rucker was Senior Vice President, Corporate Secretary and Chief Governance Officer for Energy Future Holdings, Corp., an energy company, since 2004. She began her legal career at Sidley Austin LLP in its Chicago, Illinois office.

Ms. Rucker currently serves on the Boards of Directors of Marathon Petroleum Corporation, a U.S. refining, marketing and midstream oil and gas company, and Celanese Corporation, a global technology leader in the production of differentiated chemistry solutions and specialty materials.

Ms. Rucker has a B.B.A. in Economics from the University of Iowa, a J.D. from Harvard Law School and a Master in Public Policy from the John F. Kennedy School of Government at Harvard University.

Ms. Rucker contributes a broad knowledge of law, corporate governance, internal and external communications, M&A transactions, community involvement activities and government affairs in her service as a director.

Shane D. Wall, 55, has served as a director of our Company since July 2020.  He is a member of the Compensation and Human Resources Committee and the Board Governance Committee. He started his career at Hewlett-Packard Company in 1986 where he held various engineering and management roles until 1995, when he left to run PrintPaks, a spin-out of Hewlett-Packard Company. In 1998, PrintPaks was acquired by a joint venture backed by Intel Corporation. From 1998 to 2012, Mr. Wall held several senior technology and general management positions at Intel Corporation. In 2012, Mr. Wall rejoined Hewlett-Packard Company as Chief Technology Officer and Senior Vice President of Printing and Personal Systems. In 2015 following Hewlett-Packard’s separation into HP Inc. and Hewlett-Packard Enterprise, Mr. Wall became Chief Technology Officer and Global Head, HP Labs of HP Inc. In January 2020, Mr. Wall retired from his executive position at HP Inc. but continues as a special advisor to the Chief Executive Officer. He previously served as a member of the U.S. President’s Counsel of Advisors on Science and Technology.

Mr. Wall holds a bachelor’s degree in electrical and computer engineering from Oregon State University.

Mr. Wall contributes extensive technology and cybersecurity expertise and diverse business development and management experiences within large global companies in his services as a director.

CORPORATE GOVERNANCE
Director Independence
Our Corporate Governance Guidelines require that a majority of our directors be “independent,” and that the Compensation & Human Resources, Board Governance and Audit Committees consist exclusively of independent directors as defined under the NYSE listing standards, the Securities Exchange Act of 1934 (the “Exchange Act”) and any other applicable laws or regulations regarding independence. No director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with the Company.
Applying these standards, the Board has determined that all of our Board members are independent, except Todd Bluedorn, our Chairman of the Board and Chief Executive Officer (“CEO”), and that all of the members of the Board’s standing committees consist exclusively of independent directors (see table under “Board Committees”).
In making its determination as to the independence of our directors, the Board Governance Committee and the Board considered that (a) Ms. Quintos served as Chief Customer Officer of Dell, Inc., which provides computer equipment and related items to the Company in the ordinary course of business, (b) Mr. Major serves as member of the Board of Directors of Littelfuse Inc., which provides circuit protection devices to the Company and (c) Mr. Wall serves as a special advisor to the CEO of HP Inc., which provides computer equipment and related items to the Company in the ordinary course of business.
Board Meetings and Leadership Structure
Mr. Bluedorn serves as the Chairman of the Board and Chief Executive Officer (“CEO”). The Board has determined that Mr. Bluedorn’s position as Chairman allows him to be a liaison between management and the Board of Directors, providing the Board with the benefit of management’s perspective on our business strategy and all other aspects of the business as the Board performs its oversight role.
Our Corporate Governance Guidelines provide for a Lead Director position, and the Board elected Todd J. Teske as Lead Director in 2015. The Board believes the Lead Director position provides helpful guidance to the independent directors in their oversight of management. The Lead Director, among other things, presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors, serves as liaison between the Chairman and the independent directors, assists the Chairman in planning agendas for Board meetings and advises on the quality of the information provided to the Board. The Lead Director also has the authority to call meetings of the independent directors, and, if requested by major stockholders, is available for consultation and direct communication.
The Board met seven times in 2020. All directors attended more than 75% of the total number of all meetings of the Board and committees of the Board on which they served. Our Corporate Governance Guidelines include a policy that Board members are expected to attend the Annual Meeting of Stockholders. All of the individuals serving as directors at the time of our 2020 Annual Meeting of Stockholders attended our 2020 Annual Meeting of Stockholders.

Risk Oversight

While the Board oversees the Company’s risk management, our management is responsible for the development, implementation, and maintenance of our risk management processes. Management provides periodic reports to the Board and Board committees on its assessment of strategic, operational, legal and compliance, information security, and financial reporting risks to the Company. The Board and Board committees, as appropriate, review and consider the management reports provided on the Company’s enterprise risk and risk management strategy.

Enterprise Risk Management

Our Enterprise Risk Management program, which identifies and addresses risk, is presented to the full Board twice a year. The Audit Committee oversees the guidelines and policies that govern the Company’s processes to assess and manage significant enterprise risk exposure.

Compensation Risk

The Board reviews the Company’s compensation policies and practices to determine if risks arising from those policies and practices are reasonably likely to have a material adverse effect on the Company. All of the Company’s material incentive compensation plans are reviewed at least annually. Based on these reviews, the Board has not identified any risks arising from the compensation policies and practices that are reasonably likely to have a material adverse effect on the Company. See “Executive Compensation-Compensation Discussion and Analysis” for more information about out the design of our compensation program and risk mitigation compensation practices we have incorporated into our compensation program including stock ownership guidelines and clawback provisions.

Information Security Risk

On an ongoing basis, the Company analyzes and assesses information security risks associated with our business. That assessment is primarily the responsibility of the Company’s information technology department, with input from our Cybersecurity Steering Committee. The Company seeks to adhere to the NIST Cyber-Security Framework, which provides best practice guidance on how to prevent, detect and respond to cyberattacks. As part of the Company’s information security risk management program, the Company routinely tests our controls and information systems to help ensure we remain compliant with our security policies and procedures and industry standards, and requires that IT infrastructure associated with sensitive customer credit card information be audited and certified by a quality security party. We also provide information security training for our employees and business partners. In addition, the Company maintains information security risk insurance.

At least annually management updates the Board on the Company’s information security policies and procedures, including, training, risk assessment, internal controls, security software, evaluation and testing, insurance, incident response plans, and forward-looking information security strategies. Additionally, our policies require our Board to be notified of breaches to our information systems based on pre-defined severity thresholds.
Board Committees
The standing committees of the Board are as follows: Audit, Board Governance, Compensation and Human Resources, and Public Policy. The Board has adopted charters for each of these committees, copies of which are available on our website at www.lennoxinternational.com by following the links “About Us — Corporate Governance — Committee Charters.” Each of these Board committees is led by a different independent director and all members of our Board committees are independent directors.
The following table provides current membership information for each of the Board committees and indicates which directors our Board determined are independent, as defined by the NYSE.

Name	Independent	Audit	Board Governance	Compensation and Human Resources	Public Policy
Todd M. Bluedorn	—	—	—	—	—
Sherry L. Buck	X	X	—	—	X
Janet K. Cooper	X	X	—	—	X
John E. Major**	X	—	X	X	—
Max H. Mitchell	X	X	X	—	—
John W. Norris, III	X	—	—	X	X*
Karen H. Quintos	X	—	—	X	X
Kim K.W. Rucker	X	—	X	X*	—
Gregory T. Swienton	X	X*	X	—	—
Todd J. Teske	X	—	X*	X	—
Shane D. Wall	X	—	X	X	—

*	Committee Chair
**	Due to the Company’s mandatory age-based retirement provisions in our Corporate Governance Guidelines, Mr. Major will retire immediately following the 2021 Annual Meeting of Stockholders.

Audit Committee
The Audit Committee assists the Board in fulfilling its oversight responsibilities relating to the integrity of our financial statements and related systems of internal controls, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, independence and performance and the performance of our internal audit function. The Audit Committee also has the direct responsibility for the appointment, compensation, retention and oversight of our Independent Accountants.
The Board has determined that each Audit Committee member is independent, as independence is defined for audit committee members by the SEC and the NYSE. The Board has also determined that each Audit Committee member is “financially literate” as defined by the NYSE, has accounting or related financial management expertise, and is an audit committee financial expert as defined by the SEC. The Audit Committee met nine times in 2020.
Board Governance Committee
The Board Governance Committee assists the Board by identifying individuals qualified to become Board members, developing qualification criteria for Board membership, making recommendations to the Board regarding the appropriate size of the Board and appointment of members to the Board’s committees, developing and recommending to the Board any changes to the Corporate Governance Guidelines and Code of Business Conduct applicable to our Company, developing our Company’s director education programs, and overseeing the evaluation of our Board. The Board Governance Committee also conducts an individual peer review for any directors who are scheduled to be re-nominated. The Board has determined that each member of the Board Governance Committee is independent as independence is defined by the NYSE. The Board Governance Committee met three times in 2020.
Compensation and Human Resources Committee
The Compensation and Human Resources Committee determines the compensation philosophy and oversees the compensation programs for the Company’s executive officers and the non-employee members of the Board. This Committee’s responsibilities include oversight of the short- and long-term incentive plans and the senior management succession plans. The Committee also reviews the funding requirements and investment policies for the defined benefit and defined contribution retirement plans, and the performance of investment funds, investment advisors and investment managers under those plans. The Committee may delegate its responsibilities to a subcommittee comprised of Committee members.
Although the Committee seeks input from the CEO on various elements of executive compensation, the Committee determines and approves the final compensation elements and amounts to be provided to the Company’s NEOs. The independent members of the Board (rather than the Committee) have direct responsibility for approving CEO and Board compensation; however, the Committee reviews and recommends proposed changes to CEO and Board compensation to the independent members of the Board for approval. See “Executive Compensation — Compensation Discussion and Analysis” for information concerning the committee’s philosophy and objectives in overseeing executive compensation. The Board has affirmatively determined that each member of the Committee is independent as defined for compensation committee members by the NYSE. The Board has also determined that each member of the Committee is a “non-employee director” for purposes of Section 16b-3 of the Exchange Act. The Committee met five times in 2020.
The Committee’s charter authorizes the Committee to retain third-party compensation consultants and to obtain advice and assistance from internal or external legal, accounting or other advisors. For 2020, the Committee retained Pearl Meyer. Pearl Meyer does not provide any other services to the Company. See “Executive Compensation — Compensation Discussion and Analysis” for further information regarding our executive compensation programs and the scope of services provided by Pearl Meyer. The Committee has concluded that Pearl Meyer’s work does not raise any conflicts of interest that require disclosure under applicable SEC regulations.

Public Policy Committee
The Public Policy Committee is responsible for overseeing the Company’s (a) actions in furtherance of corporate environmental and social responsibilities and other sustainability issues of significance to investors and other key Company stakeholders and (b) health and safety issues. The Board has determined that each Public Policy Committee member is independent as defined by the NYSE. The Public Policy Committee met twice in 2020.
Director Nomination Process and Nominee Criteria
The Board is responsible for nominating candidates for Board membership. The Board has delegated the director screening and recruitment process to the Board Governance Committee. In this capacity, the Board Governance Committee develops and periodically reviews the qualification criteria for Board membership, identifies new director candidates, and makes recommendations to the Board regarding the appropriate size of the Board and appointment of members to the Board’s committees. The Board Governance Committee typically retains a third-party search firm to assist in identifying and evaluating potential new director candidates. We strive to maintain a well-rounded Board with a diversity of experience, functional expertise and industry knowledge. Required qualifications for Board membership vary according to the particular areas of expertise, experience and skills being sought complement to the existing Board composition at the time of any vacancy.
According to our Board of Director Qualification Guidelines, the Board Governance Committee considers the following factors in evaluating candidates, in addition to other factors that the Board Governance Committee deems relevant:
•Personal Characteristics: leadership, integrity, interpersonal skills and effectiveness, accountability, and high performance standards;
•Business Attributes: high levels of leadership experience in business, substantial knowledge of issues faced by publicly-traded companies, experience in positions demonstrating expertise, including on other boards of directors, financial acumen, industry and Company knowledge, diversity of viewpoints, and experience in international markets and strategic planning;
•Independence: independence based on the standards established by the NYSE, the SEC, and any other applicable laws or regulations;
•Professional Responsibilities: willingness to commit the time required to fully discharge his or her responsibilities, commitment to attend meetings, ability and willingness to represent the stockholders’ long- and short-term interests, awareness of our responsibilities to our customers, employees, suppliers, regulatory bodies and the communities in which we operate and willingness to advance his or her opinions while supporting the majority Board decision, assuming questions of ethics or propriety are not involved;
•Governance Responsibility: ability to understand, and distinguish between, the roles of governance and management; and
•Availability and Commitment: availability based on the number of commitments to other entities existing or contemplated by the candidate.

Neither the Board nor the Board Governance Committee has a formal diversity policy. However, our Corporate Governance Guidelines provide that, when nominating new members to the Board, the Board will seek the best qualified candidates with consideration for diversity. Further, our Board of Director Qualification Guidelines provide that the Board Governance Committee consider a candidate’s diversity of viewpoints in determining the particular qualifications desired for any new Board member.

In addition, we believe that diversity with respect to tenure is important to benefit from both fresh perspectives and deep experience and knowledge of our Company and our business. Therefore, we aim to maintain an appropriate balance of tenure among our directors. In furtherance of its succession planning responsibility, the Board has appointed five new directors since 2014.

When a vacancy occurs on the Board, a majority of the directors then in office may fill the vacancy or the size of the Board may be reduced. The Board Governance Committee considers nominees for election to the Board recommended by stockholders in the same manner as other candidates.

The full text of our Board of Directors Qualification Guidelines can be found on our website at http://www.lennoxinternational.com by following the links “About Us — Corporate Governance — Board of Director Qualification Guidelines.”

Expertise, Experience and Skills of our Directors

Our directors bring a diversity of expertise, experience, and skills, and represent a mix of deep knowledge of the Company and fresh perspectives. The expertise, experience, and skills that the Board considers in evaluating its composition, and which inform Board succession planning and our director nomination processes, are highlighted in the following table. The table also identifies the number of directors who have particularly strong expertise, experience and skill in each area. Further information on each individual director, including some of their specific expertise, experience, and skills is set forth in the director biographies in this proxy statement.

Stockholder Nominations for Director
A stockholder wishing to nominate a candidate for election to the Board at a meeting of the stockholders (“Nominating Stockholder”) is required to give written notice to our Corporate Secretary of his or her intention to make a nomination in accordance with the terms of our Bylaws. The Nominating Stockholder must be a holder of record of stock of the Company entitled to vote at the annual meeting of stockholders and must appear at the annual meeting of stockholders to nominate such person. The Nominating Stockholder must include a written consent from its proposed director nominee. The proposed director nominee must also represent and agree that he or she (1) has not and will not give any assurance or commitment not disclosed to the Company on how he or she would vote on any issue or question, (2) has not and will not become party to any agreement not disclosed to the Company regarding direct or indirect compensation (other than from the Company) for his or her service as a director, and (3) if elected, will comply with all applicable policies and guidelines of the Company. We must receive the notice of nomination at least 60 days but no more than 90 days prior to the annual meeting of stockholders. However, if we give less than 70 days’ notice of the date of the annual meeting of stockholders, the notice of nomination must be received within 10 days following the date on which notice of the date of the annual meeting of stockholders was mailed or such public disclosure was made to our stockholders.
Pursuant to our Bylaws, the notice for the proposed director nominee must contain certain information about the nominee, the Nominating Stockholder and any person “acting in concert” with the Nominating Stockholder, including descriptions of any arrangements or understanding related to the nomination, the information that would be required if such person was making a stockholder proposal (as described under “Stockholder Proposals for the 2021 Annual Meeting of Stockholders — Proposals Not for Inclusion in the Proxy Statement to be Offered at the 2021 Annual Meeting”) and other information sufficient to allow the Board Governance Committee to determine if the candidate meets our qualification criteria for Board membership. The Board Governance Committee may require the proposed director nominee to furnish additional information in order to determine that person’s eligibility to serve as a director. A nomination that does not comply with the above procedure will be disregarded. Nominating Stockholders whose nominations comply with the foregoing procedure and who meet the criteria described above under the heading “Director Nomination Process and Nominee Criteria,” and in our Corporate Governance Guidelines, will be evaluated by the Board Governance Committee in the same manner as the Board Governance Committee’s nominees.
Stockholder Communications with Directors
Stockholders may send written communications to the Board by email to directors@lennoxintl.com, or by regular mail to 2140 Lake Park Blvd., Richardson, Texas 75080, Attention: Board of Directors, c/o Corporate Secretary.
Stockholder communications received by the Corporate Secretary will be delivered to one or more members of the Board or management, as determined by the Corporate Secretary. Any allegations of accounting, internal controls or auditing-related complaints or concerns will be directed to the Chair of the Audit Committee.
Interested parties may communicate with non-management directors of the Board by sending written communications to the address listed above to the attention of the Lead Director.
Other Corporate Governance Policies and Practices
Code of Business Conduct
The Company has adopted a Code of Business Conduct that applies to all its directors and employees, including its senior financial and principal executive officers. The Code of Business Conduct covers a variety of matters, such as acting with integrity and compliance with laws, including anti-corruption laws. Amendments to and waivers, if any, of the Code of Business Conduct as it pertains to the executive officers will be disclosed on our website. The Code of Business Conduct is available on the Company’s website at www.lennoxinternational.com by following the links “About Us — Our Core Values — Code of Conduct.”

Corporate Governance Guidelines
The Company has adopted Corporate Governance Guidelines that are available on the Company’s website at www.lennoxinternational.com by following the links “About Us — Corporate Governance — Corporate Governance Guidelines.”
Executive Session Meetings
In accordance with our Corporate Governance Guidelines, the non-management directors of our Board, all of whom are independent, meet regularly in executive session without the presence of management. The Lead Director chairs the executive session meetings of our independent directors.
Whistleblower Procedures
The Audit Committee has established procedures for the handling of complaints regarding accounting, internal accounting controls, or auditing matters, including procedures for confidential and anonymous submission by our employees of concerns regarding such matters. The Company’s Code of Business Conduct prohibits retaliation against employees who report violations or suspected violations of the Code of Business Conduct.

PROPOSAL 2

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with Section 14A of the Exchange Act, we are asking our stockholders to vote to approve the compensation of our Company’s NEOs (the “Say-on-Pay vote”), as disclosed in this Proxy Statement. The Say-on-Pay vote is an advisory vote on the resolution below and is not binding. Although the vote is non-binding, the directors value stockholders’ opinions and will consider the voting results of this proposal when making future compensation decisions. Say-on-Pay advisory votes are currently conducted annually. Our next advisory vote on the frequency of Say-on-Pay votes will take place at our annual meeting of stockholders in 2023.
As described more fully in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Company designed its market-competitive NEO compensation program to reward successful execution of its business strategy and achievement of desired business results, with a focus on creating alignment with the interests of our stockholders. The program seeks to achieve these goals on both an annual and long-term basis through an appropriate combination of base pay, annual incentives and long-term incentives.
For our NEOs, the majority of compensation is both stock-based and contingent on performance. The annual incentive payout is based on Company financial performance metrics of core net income and free cash flow, and for NEOs that are business segment leaders, a combination of Company and business segment performance. Our long-term incentives currently include: (1) performance share units, which are designed to link compensation to the Company’s three-year financial performance as measured by return on invested capital and core net income growth; (2) stock appreciation rights, which are designed to incentivize NEOs to grow our business and deliver increased returns to our stockholders and (3) restricted stock units, which are designed to support our retention efforts.
The Company also has several governance policies in place to align executive compensation with stockholder interests and mitigate risk. These policies include: stock ownership guidelines; a prohibition on hedging and pledging of Company stock; a clawback policy; and post-employment non-competition and non-solicitation restrictions. These policies are discussed in detail in the “Compensation Discussion and Analysis” section of this Proxy Statement.
The Company had a strong year, led by our Residential business, in the face of uncertainty and unprecedented challenges created by the COVID-19 pandemic. The Company implemented cost control measures in the second quarter to address the changing environment while focusing on the health and safety of our employees and the needs of our customers. Following the onset of the pandemic in the first half of the year, end markets and company performance began to recover in the second half of the year. Results of our 2020 performance include the following:
•While full year revenue(1) declined over prior year by 3.7% due to the impact of the pandemic on our end markets, through aggressive cost containment actions and margin expansion initiatives adjusted total segment profit(2) declined by only 0.8%. Company performance in the second half of the year showed strong improvement, resulting in record fourth quarter revenue and record fourth quarter total segment profit;
•The Company tightly managed and reduced working capital in the face of challenging market conditions resulting in record free cash flow(3) generation of $535 million;
•One-year total stockholder return of 14%, three-year total stockholder return of 36% and five-year total stockholder return of 133%; and
•Quarterly dividends resulted in approximately $118 million cash paid to stockholders. The Company used an additional $100 million to purchase shares under our stock repurchase programs. Following the onset of the pandemic, the Company placed our stock repurchase plan on hold for the balance of 2020.

(1) 2019 Revenue excludes the Company’s Kysor Warren business operations divested in 2019. See GAAP reconciliation in Appendix A.

(2) 2019 Adjusted Total Segment Profit excludes the Company’s Kysor Warren business operations divested in 2019 and $99 million of insurance proceeds. See GAAP reconciliation in Appendix A.
(3) See GAAP reconciliation in Appendix A.
Financial results, including those from prior periods, are described in more detail in our Form 10-K for the fiscal year ended December 31, 2020. For further detail and a reconciliation of Segment Profit to Operating Income, see Note 3 in the Notes to the Consolidated Financial Statements in our Form 10-K for the fiscal year ended December 31, 2020. All total stockholder return calculations assume reinvestment of dividends.

We are asking stockholders to approve the following advisory resolution at the Annual Meeting:
RESOLVED, that the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE
COMPENSATION OF THE NEOS AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) reviews the philosophy, objectives, and elements of our executive compensation program, and discusses the 2020 compensation earned by our named executive officers (“NEOs”). It also describes the process followed by the Compensation and Human Resource Committee (the “Committee”) for making pay decisions, as well as its rationale for specific pay decisions related to 2020 executive compensation. In 2020, our NEOs consisted of the following individuals:

NEO	Title
Todd M. Bluedorn	Chairman and Chief Executive Officer (“CEO”)
Joseph W. Reitmeier	Executive Vice President and Chief Financial Officer (“CFO”)
Douglas L. Young	Executive Vice President and Chief Operating Officer, Residential Heating & Cooling
Daniel M. Sessa	Executive Vice President and Chief Human Resources Officer
John D. Torres	Executive Vice President, Chief Legal Officer and Corporate Secretary
Executive Summary
The Company’s executive compensation program is designed to attract, retain and motivate leadership talent, align with short- and long-term business goals, maintain market competitiveness and drive increased stockholder value by maintaining a strong alignment between pay and performance. Highlights of our 2020 financial performance and a description of the linkage between executive compensation and financial performance are set forth below.
Financial Highlights
The Company had a strong year, led by our Residential business, in the face of uncertainty and unprecedented challenges created by the COVID-19 pandemic. The Company implemented cost control measures in the second quarter to address the changing environment while focusing on the health and safety of our employees and the needs of our customers. Following the onset of the pandemic in the first half of the year, end markets and company performance began to recover in the second half of the year. Results of our 2020 performance include the following:
•While full year revenue declined over the prior year due to the impact of the pandemic on our end markets, through aggressive cost containment actions and margin expansion initiatives adjusted total segment profit remained relatively flat. Company performance in the second half of the year showed strong improvement, resulting in record fourth quarter revenue and record fourth quarter total segment profit.

Adjusted Total Segment Profit[2)]
(in millions)
$511
$507
2019
2020

(1) 2019 Revenue excludes the Company’s Kysor Warren business operations divested in 2019. See GAAP reconciliation in Appendix A.

(2) 2019 Adjusted Total Segment Profit excludes the Company’s Kysor Warren business operations divested in 2019 and $99 million of insurance proceeds received. See GAAP reconciliation in Appendix A.

•The Company tightly managed and reduced working capital in the face of challenging market conditions resulting in record free cash flow generation of $535 million.
1) See GAAP reconciliation in Appendix A.
•One-year total stockholder return of 14%, three-year total stockholder return of 36% and five-year total stockholder return of 133%; and
•Quarterly dividends resulted in approximately $118 million cash paid to stockholders and used an additional $100 million to purchase shares under our stock repurchase programs. Following the onset of the pandemic, the Company placed our stock repurchase plan on hold for the balance of the year.
Financial results, including those from prior periods, are described in more detail in our Form 10-K for the fiscal year ended December 31, 2020, which was filed with the SEC on February 16, 2021 (“Form 10-K”). For further detail and a reconciliation of segment profit to operating income, see Note 3 in the Notes to the Consolidated Financial Statements in our Form 10-K. All total stockholder return calculations assume reinvestment of dividends.
2020 Compensation Actions Related to COVID-19
In 2020 our NEOs showed exceptional performance in both managing the Company in the face of unprecedented challenges from the COVID-19 pandemic and driving business results. The Company implemented cost control measures in the second quarter of 2020 to conserve cash, maintain liquidity, and reduce operating expenses.
What we did in 2020 due to COVID-19:
•Canceled annual base salary merit increases for salaried employees, including NEOs, which would have been effective April 1, 2020. Because business conditions improved, the Company repaid this base salary amount in 2021 in the form of a one-time lump-sum at a flat 3% rate.
•Implemented a temporary salary reduction, effective May 1, 2020 to December 31, 2020. CEO base salary and Board of Director retainers were reduced 50% and base salary for our NEOs and all other executives were reduced 12%. As business conditions improved throughout the year, these reductions were repaid to employees and the Board of Directors.
What we did not do in 2020 due to COVID-19:
•The Company did not adjust any goals for the annual short-term incentive program or outstanding long-term incentive performance awards.
•The Company did not use discretion to override formulaic outcomes on short or long-term incentive payouts to NEOs.
•The Company did not make off-cycle retention awards to NEOs.

2020 Compensation Highlights
The Committee believes that the design of the Company’s executive compensation program provides a direct link between Company performance and the compensation to our NEOs. Our executive compensation program has three primary elements: base salary, short-term incentives (as part of our Short-Term Incentive (“STI”) Program), and long-term equity incentives (as part of our Long-Term Incentive (“LTI”) Program). Each of these compensation elements serves a specific purpose in our compensation strategy. Base salary is an essential component to any market-competitive executive compensation program. Short-term incentives reward the achievement of annual goals, while long-term incentives drive our NEOs to focus on stockholder value creation.

    Based on our performance and consistent with the design of our program, the Committee made the following payout decisions for 2020:

•Base salaries: NEOs’ base salary increases were canceled due to the pandemic. Because business conditions improved, the Company repaid this base salary amount in 2021 in the form of a one-time lump-sum at a flat 3% rate.
•STI Program: STI amounts are determined by Company performance against the earnings and cash flow goals, as approved by the Committee. Once this achievement is determined, 25% of that amount may be modified from 0% to 225% based on each NEO’s individual performance. When determining whether to modify an NEO’s calculated STI amount the Committee considered each NEO’s performance against specific financial, operational, and strategic objectives, as well as each NEO’s contribution to our environmental, social, and governance (“ESG”) goals. The Company’s ESG goals include reducing the environmental impact of our products and operations, reducing the number of safety incidents in our operations, and enhancing the diversity and inclusiveness of our workforce. For more information on the Company’s ESG performance, view our ESG Report at www.lennoxinternational.com.
For 2020, the Company’s performance exceeded target award levels, resulting in a weighted average payout of 146% for NEOs. Performance goals were not adjusted due to the COVID-19 pandemic and no discretionary payments were made to NEOs.
•LTI Program: NEOs receive 50% of their annual LTI grant in the form of performance-based restricted stock units (“PSUs”), which vest after three years. In 2020 the NEOs earned 100% of their target PSUs for the December 2017 PSU grant. Payouts under our PSU program averaged 130% of target over the last three completed performance cycles (the 2016-2018, 2017-2019 and 2018-2020 PSU grants), while total stockholder return over that same five-year period was 133%.

    The Committee believes payouts for 2020 demonstrate the alignment with the Company’s business performance for the year.
    Stockholder Input
The Committee considers input from stockholders, including the result of the annual Say-on-Pay vote, in determining compensation policies and decisions. At our 2020 Annual Meeting, the advisory vote on the compensation of the Company’s NEOs received the approval of over 97% of the stockholders voting for or against this proposal. In an effort to maintain this strong support from stockholders, management has continued to review investor and proxy advisor concerns regarding executive compensation and governance and has engaged in dialogues with stockholders. The Say-on-Pay vote result was one of many factors the Committee considered in deciding to not implement any major changes to the executive compensation program in 2020.
Positive Governance Practices
The Committee assesses trends and developments in executive compensation practices and implements those that best fit with the Company’s business strategy and our stockholders’ long-term interests. Below are some of the practices we have incorporated into our compensation program, as described elsewhere in this Proxy Statement:

	What We Do		What We Don’t Do
☑	Median compensation philosophy	☒	No tax gross-ups included in any CIC agreements after 2009
☑	Pay-for-performance linkage	☒	No hedging of Company stock
☑	Long-term balance in compensation structure	☒	No pledging of Company stock
☑	Use of independent compensation consultant	☒	No dividends on equity awards in annual grant
☑	Annual risk assessment	☒	No repricing of stock appreciation rights or options
☑	Rigorous stock ownership guidelines	☒	No cash buyouts of underwater stock appreciation rights or options
☑	Clawback provisions	☒	No significant perquisites
☑	Non-Competition / Non-Solicitation restrictions
☑	Annual reviews of share utilization
☑	Regular market assessment of our peer group
What Guides Our Program
Pay-for-Performance
We maintain a pay-for-performance philosophy designed to reward successful execution of our business strategy and achievement of desired business results, with a focus on aligning compensation with stockholders’ interests. When our financial results exceed performance goals, monetary rewards to our NEOs generally pay out at higher levels. When our financial results fall below performance goals, monetary awards to our NEOs generally pay out at lower levels and may not pay out at all.
Recent payouts under our STI and LTI Programs demonstrate the strong link between Company performance and payments made to our NEOs. In 2020, the Company’s profitability performance and record free cash flow resulted in above target level payouts under our annual STI program. Under our LTI Program, record weighted average return on invested capital of 35.9% exceeded the maximum payout goal for that metric, while the core net income compound annual growth rate fell below threshold achievement. As a result, our NEOs received a target performance share unit payout under our LTI plan, consistent with our pay-for-performance approach and results-oriented compensation.
The graph below illustrates the directional alignment of pay and performance by showing changes in CEO annual compensation (using totals from the Summary Compensation Table, excluding changes in pension value) versus changes in total stockholder return (“TSR”) over the last several years.

In addition, long-term compensation for the CEO reflects a strong relative pay-for-performance alignment versus the Compensation Peer Group across various metrics for 2017 - 2019, as shown in the table below.

Three-Year Relative Pay-For-Performance
Lennox vs. Compensation Peer Group
Percentile Rank
Highest
75th
50th
25th
Lowest
51st
55th
19th
90th
89th
Highest
87th
91st
CEO TDC
Revenue Growth
Op Inc Growth
ROIC
TSR
Market Cap Growth
Pay
Performance
Actual positioning
Adjusted positioning after divestitures

CEO pay excludes changes in pension value.

Key Strategic Objectives
The strategic objectives of our executive compensation program are to:
•attract, retain and motivate top executive talent;
•align compensation with the achievement of short-term and long-term business goals;
•maintain a market-competitive executive compensation program; and
•drive increased stockholder value by maintaining a strong alignment between pay and performance.

    The following table lists each element of executive compensation and how the Committee believes it correlates to our compensation philosophy and key objectives.

Executive Compensation Elements	Attract Top Talent	Retain & Motivate Top Talent	Achieve Short- Term Goals	Achieve Long- Term Goals	Maintain Market Competitiveness	Pay for Performance
Base Salary	✓	✓			✓
Short-Term Incentive Program	✓	✓	✓		✓	✓
Long-Term Incentive Program:
Performance Share Units	✓	✓		✓	✓	✓
Restricted Stock Units	✓	✓			✓
Stock Appreciation Rights	✓	✓	✓	✓	✓	✓
Perquisites	✓				✓
Benefit Programs	✓				✓

Pay Positioning and Compensation Mix
For 2020, the Committee targeted all elements of compensation for the Company’s NEOs at the 50th percentile of the market and granted a majority of the NEOs’ total compensation in the form of incentive compensation. The 2020 target compensation mix for the CEO and the average target compensation mix for the other NEOs are shown in the graphs below.

CEO - Target Compensation Mix	Other NEOs - Target Compensation Mix

Consistent with market practice, the CEO’s target compensation mix has more “at-risk” performance-based incentive compensation than the other NEOs due to his broad influence on Company performance.

The Decision-Making Process
Role of the Compensation and Human Resource Committee
The Committee establishes and administers our executive compensation program, practices and policies. The Committee receives input from management and its independent compensation consultant, and considers competitive practices, our business objectives, stockholder interests, regulatory requirements and other relevant factors to develop our executive compensation program in an effort to most effectively drive the achievement of the Company’s business objectives.
Role of Senior Management
The Committee obtains input from management and the Committee’s independent consultant when making NEO compensation decisions. The CEO makes recommendations to the Committee with respect to all elements of compensation for each NEO, excluding himself. The CEO’s recommendations on NEO pay are developed in consultation with the Chief Human Resources Officer and the Committee’s independent compensation consultant, and are considered with market data. The Committee determines and approves the final compensation elements and amounts to be provided to the NEOs.
The Committee reviews and recommends proposed changes to CEO compensation to the independent members of the Board for approval. All independent members of the Board (rather than the Committee) have responsibility for approving CEO compensation.
Role of the Independent Compensation Consultant
In 2020, the Committee engaged Pearl Meyer to provide analysis, advice and recommendations on executive compensation to the Committee. At the Committee’s request, Pearl Meyer performed the following services in 2020:
•provided and analyzed data for all elements of CEO compensation;
•reviewed and opined on our executive compensation philosophy;
•reviewed and opined on our Compensation Peer Group;
•provided and analyzed data for various elements of executive compensation;
•reviewed and opined on our executive and Board compensation programs, including NEO and Board target compensation;
•presented executive compensation trends and regulatory updates to the Committee; and
•provided input and perspective on various technical matters pertaining to executive compensation.
The Committee analyzed and considered the information provided by management and its consultants to determine the program design and the level and mix of each compensation element for the NEOs. The Committee conducted an independence assessment of Pearl Meyer in accordance with SEC rules. Based on this review, we are not aware of any conflict of interest raised by the work performed by the consultant that would prevent them from serving as independent consultants to the Committee. Pearl Meyer reported directly to the Committee and did not provide any additional services to management.
Market Competitive Compensation
To maintain a market-competitive program, the Committee uses benchmarking data when establishing executive compensation. Benchmarking against a representative peer group assists the Committee in assessing the competitiveness of our executive compensation program.

For the purposes of setting 2020 compensation, our Company’s compensation peer group, as reviewed and approved by the Committee, included the following 15 companies (the “Compensation Peer Group”):

• A. O. Smith Corporation	• Fortune Brands Home & Security, Inc.	• Pentair, Inc.
• Acuity Brands, Inc.	• Hubbell Inc.	• Regal Beloit Corporation
• Crane Company	• IDEX Corporation	• Rockwell Automation, Inc.
• Dover Corporation	• Kennametal Inc.	• Snap-On Incorporated
• Flowserve Corporation	• Owens Corning	• The Timken Company
The Committee selected the Compensation Peer Group using the following criteria:
•industry — building products, electrical components/equipment and industrial machinery;
•revenues of approximately 0.5 to 2.0 times our revenues;
•business and product mix similar to ours; and
•international presence and operations.

    In addition to comparing our NEO compensation to the compensation of our Compensation Peer Group, the Committee also references published compensation data and other studies of compensation trends and market practices (this data and practices, including our Compensation Peer Group, is collectively referred to as the “Market”).
Beyond traditional market analysis, the Committee also utilizes various other compensation analyses to assist with its decision-making process. Below are examples of information the Committee reviews and considers, as appropriate, when making compensation decisions:
•“all in” compensation summaries and pay histories for the CEO and executive officers;
•CEO realized pay analysis;
•CEO pay vs. performance analysis;
•dilution and share utilization analysis, projections and benchmarking;
•equity compensation expense analysis;
•short-term and long-term incentive design, metric and award type; and
•short-term and long-term incentive plan performance results.
Components and Analysis of 2020 Executive Compensation
Base Salary
In establishing each NEO’s annual base salary, the Committee considered market data, each individual’s experience and responsibilities, our annual merit budget for all employees, achievement of performance objectives, internal equity and recommendations provided by the CEO for his direct reports. For 2020, annual merit increases that were to be effective April 1, 2020 were canceled due to the COVID-19 pandemic. Because business conditions improved, the Company repaid this base salary amount in 2021 in the form of a one-time lump-sum at a flat 3% rate.

The following table provides detail regarding base salaries for each NEO:

Name	Base Salary January 1, 2020	3% Merit Lump Sum Payment	Total Base Salary earned in 2020
Todd M. Bluedorn	$1,195,000	$35,850	$1,230,850
Joseph W. Reitmeier	545,000	16,350	561,350
Douglas L. Young	600,000	18,000	618,000
Daniel M. Sessa	525,000	15,750	540,750
John D. Torres	510,000	15,300	525,300
In setting NEO base salaries, the Committee used the 50th percentile of the market as a guideline. The base salary was set within a reasonable range of this guideline for each NEO.
Short-Term Incentive Program
Our STI program as established under the Lennox International Inc. 2019 Equity and Incentive Compensation Plan, is an annual cash-based program for our NEOs designed to reward the successful performance of our Company, our business segments and each individual NEO. In February 2020, the Committee approved financial metrics and performance goals required to be achieved for any payouts to be made under our STI Program. Notwithstanding the challenges of the COVID-19 pandemic, the Company did not adjust any of the STI Program’s financial metrics or performance goals. Under the STI Program, once the calculated STI amount is determined based on performance against the pre-approved goals, 25% of that amount may be modified up or down from 0% to 225% based on each NEO’s individual performance. However, the individual performance modifier may not increase the STI payout above 225% of the NEO’s STI target.

Financial Performance. The following table summarizes the 2020 STI Program performance goals and payout opportunities, along with Company and business segment performance for each metric as approved by the Committee.
2020 Short-Term Incentive Program Summary — Financial Performance
($ in thousands)

Name(1)	Metric	Weight	Threshold	Target	Maximum	Performance
All	Company Core Net Income(2)	60%	$352,975	$441,219	$507,402	$399,300
	Company Free Cash Flow(3)	40%	287,000	410,000	533,000	534,900
Payout Opportunity as a % of Target			50%	100%	225%
Douglas L. Young	Segment Profit(4)	70%	$389,703	$464,602	$520,777	$450,900
	Segment Controllable Cash Flow(5)	30%	318,498	410,700	502,902	499,200
Payout Opportunity as a % of Target			50%	100%	225%

(1)All NEOs except Mr. Young were measured 100% on overall Company financial performance, which resulted in a calculated award of 136% of target. As the President of our Residential Heating and Cooling segment, Mr. Young’s award was measured 50% on Residential Heating and Cooling’s financial performance and 50% on overall Company financial performance. Residential Heating and Cooling’s financial performance resulted in a calculated award of 130% of target, which when blended with the Company’s calculated award of 136% of target, resulted in an aggregate calculated award of 133% of target for Mr. Young.
(2)Company core net income, a non-GAAP financial measure, is income from continuing operations, adjusted for 2020 restructuring charges, certain product quality adjustments, certain legal charges and contingency adjustments, unrealized gains and losses on unsettled futures contracts, and certain other items. For STI purposes, results were adjusted for lost profits due to a natural disaster at a large manufacturing facility in 2020 and certain COVID-19 related expenses.
(3)Company free cash flow, a non-GAAP financial measure, is net cash provided by operating activities less purchases of property, plant, and equipment plus proceeds from disposal of property, plant and equipment.
(4)Segment profit, a non-GAAP financial measure, is earnings from continuing operations for the applicable segment before interest expense, other expenses, and income taxes, adjusted for 2020 restructuring charges, certain product quality adjustments, certain legal charges and contingency adjustments, unrealized gains and losses on unsettled futures contracts and certain other items. For STI purposes, results were adjusted for lost profits due to a natural disaster at a large manufacturing facility in 2020, certain COVID-19 related expenses and certain other items.
(5)Segment controllable cash flow, a non-GAAP financial measure is segment profit, defined above, less purchases of property, plant, and equipment plus proceeds from disposal of property, plant and equipment, plus or minus changes in accounts receivable, inventory and accounts payable. For STI purposes, results were adjusted for lost profits due to a natural disaster at a large manufacturing facility in 2020, certain COVID-19 related expenses and certain other items.

Individual Performance.  Once the calculated STI amount is determined based on performance against the pre-approved earnings and cash flow goals, 25% of that amount may be modified up or down from 0% to 225% based on each NEO’s individual performance. When determining whether to modify an NEO’s calculated STI amount the Committee considered each NEO’s performance against specific financial, operational, and strategic objectives, as well as each NEO’s contribution to our environmental, social, and governance (ESG) goals. The Company’s ESG goals include reducing the environmental impact of our products and operations, reducing the number of safety incidents in our operations, and enhancing the diversity and inclusiveness of our workforce. The CEO reviewed with the Committee the individual performance of each NEO (other than the CEO).

Based on strong leadership from the NEOs in the face of the pandemic and their respective individual performance, the Committee approved increases to the STI payouts for Mr. Reitmeier, Mr. Sessa and Mr. Torres from 136% to 145%, and for Mr. Young from 133% to 150%. Based on Mr. Bluedorn’s leadership in the face of the pandemic and the Company’s overall operational and financial performance, the independent members of the Board approved an increase to Mr. Bluedorn’s STI payout from 136% to 145%.
Targets and Payouts. Under the STI Program, target payout opportunities are determined as a percentage of base salary. The target payout opportunities are based on market data using the 50th percentile as a guideline. Each NEO’s target percentage fits within this guideline and was unchanged for 2020.
Based on analysis of the market data and internal equity considerations, the Committee (or with respect to the CEO, the independent Board members) set the following STI targets for 2020. Based on financial and individual performance, the Committee (or with respect to the CEO, the independent Board members) approved the following 2020 payouts for each NEO:

2020 Short-Term Incentive Targets and Payouts

Name	2020 STI Target as a % of Base Salary	2020 STI Target	2020 STI Payout as a % of Target	2020 STI Payout
Todd M. Bluedorn	125%	$1,493,750	145%	$2,165,000
Joseph W. Reitmeier	70	381,500	145	553,000
Douglas L. Young	70	420,000	150	630,000
Daniel M. Sessa	70	367,500	145	532,000
John D. Torres	70	357,000	145	517,000
We include the short-term incentive payments made to the NEOs for 2020, which were approved by the Committee on February 26, 2021 and paid on March 15, 2021, in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”

Long-Term Incentive Program
We have a LTI Program designed to incentivize those employees who have principal responsibility for our long-term profitability. We believe participation in our LTI Program aligns the interests of our NEOs with the interests of our stockholders.
We use a mix of performance share units (“PSUs”), restricted stock units (“RSUs”) and stock appreciation rights (“SARs”) in our LTI Program. PSUs and SARs reward performance, as measured by achievement of specified financial objectives for PSUs and stock price growth for SARs. RSUs help us retain key members of management through time-based vesting. The Committee allocated the mix of elements in our LTI Program in a manner designed to drive Company performance, retain key talent, and provide competitive compensation.
For 2020, the long-term incentive award allocations for our NEOs were as follows:
The Committee determines the grant date for all long-term incentive awards, and has a long-standing practice of granting all awards at its regularly scheduled December meeting. Although awards may also be granted in special circumstances or upon hire or promotion for certain executives, no out-of-cycle grants were made to any NEO in 2020. The Committee sets the exercise price of our SARs at 100% of fair market value, which is defined as the average of the high and low New York Stock Exchange (“NYSE”) trading prices of our common stock on the date of grant.
The target award values under our LTI are based on market data for similar positions using the 50th percentile as a guideline. The number of shares available for grant under the 2019 Equity and Incentive Compensation Plan is also considered. In December 2020, the Committee established the target award values at or near the 50th percentile of the market for all NEOs. When determining the award sizes for each NEO, the

Committee and independent Board members considered the NEO’s time in position, individual performance and potential, the NEO’s impact on the financial performance of the Company, and internal equity.
Once the Committee determined the target long-term incentive award values for each NEO for the 2020 grants, 50% of the value was provided as PSUs, 30% as RSUs and 20% as SARs.

The following table summarizes the target award values and number of awards granted for each NEO:

	December 2020 Award Value				Number of Awards Granted
Name	PSUs	RSUs	SARs	Total	PSUs(1)	RSUs(1)	SARs(2)	Total
Todd M. Bluedorn	$2,800,000	$1,680,000	$1,120,000	$5,600,000	9,504	5,702	17,781	32,987
Joseph W. Reitmeier	525,000	315,000	210,000	1,050,000	1,782	1,069	3,334	6,185
Douglas L. Young	625,000	375,000	250,000	1,250,000	2,121	1,273	3,969	7,363
Daniel M. Sessa	525,000	315,000	210,000	1,050,000	1,782	1,069	3,334	6,185
John D. Torres	525,000	315,000	210,000	1,050,000	1,782	1,069	3,334	6,185

(1)The number of PSUs and RSUs was determined by dividing the corresponding target award value by the closing price of our common stock on the NYSE averaged over the 30 calendar days ending on December 2, 2020 ($294.615).
(2)The number of SARs granted was determined by dividing the corresponding target award value by the Black-Scholes value of our common stock based on the 30 calendar day average closing price of our common stock as of December 2, 2020 ($62.99).

PSUs. To maintain our strong focus on long-term Company performance, we granted 50% of the December 2020 long-term incentive award in the form of PSUs. PSUs generally vest at the end of a three-year performance period. If at least the threshold performance level has been achieved at the end of the performance period, the PSUs are distributed in the form of Company common stock based on the performance achieved. Dividends are not earned or paid on PSU awards during the three-year performance period. The Committee determines the measurement criteria annually, selecting financial metrics and setting performance goals that will enhance stockholder value. The Committee certifies the financial performance levels following the end of the performance period and the Company distributes any earned shares.

December 2020 PSU Grant. The key attributes of the PSUs granted in December 2020 are summarized in the following table. The Committee established the Return on Invested Capital (“ROIC”) performance goals based on its assessment of desired return relative to the cost of capital as well as historical and projected ROIC outcomes. Similarly, the Committee set Company core net income growth performance goals based on historical results, projected outcomes of that measure, and expected market conditions. While specific forward-looking performance goals are not included in the table below in light of competitive sensitivities, the following chart broadly describes the performance required to achieve a target payout.
December 2020 PSU Grant
(for the January 1, 2021 — December 31, 2023 Performance Period)

Metric	Weight	Rationale for Selection	Measurement Period	Threshold	Target	Maximum
ROIC	50%	Measures efficient use of capital; higher ROIC correlates to greater cash flow	3-year weighted average (20% lowest year, 40% other two years)	No payout occurs unless ROIC exceeds the Company’s estimated cost of capital; Target payout occurs at roughly three times the Company’s estimated cost of capital
Company Core Net Income Growth	50%	Measures profitability; higher Company core net income correlates with higher earnings per share	3-year compound annual growth rate	Target payout requires low double digit core net income compound annual growth rate
Payout as a % of Target Award				50%	100%	200%

The PSUs granted to our NEOs in 2020 are included in the 2020 Grants of Plan-Based Awards Table in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column.

December 2017 PSU Grant. The key attributes of the PSUs granted in December 2017, which vested on December 31, 2020, are summarized in the following table along with the financial performance goals and payout opportunities versus performance. In 2020, NEOs earned a payout of 100.0% of target for the PSUs granted in December 2017. The Company did not adjust any long-term incentive goals due to the COVID-19 pandemic. The payout value is reflected in the 2020 Option/SAR Exercises and Stock Vested Table in the “Stock Awards - Value Realized on Vesting” column.
December 2017 PSU Grant
(for the January 1, 2018 — December 31, 2020 Performance Period)

Metric	Weight	Measurement Period	Threshold	Target	Maximum	Performance
ROIC(1)	50%	3-year weighted average (20% lowest year, 40% other two years)	15%	25%	35%	35.9%
Company Core Net Income	50%	3-year compound annual growth rate	6%	12%	20%	(1.3)%
Payout as a % of Target Award			50%	100%	200%	100.0%

(1) Net operating profit after tax, a component of ROIC and a non-GAAP financial measure used for incentive compensation purposes, is income from continuing operations, adjusted for 2020 restructuring charges, certain product quality adjustments, certain legal charges and contingency adjustments, unrealized gains and losses on unsettled futures contracts, pension settlement charges and certain other items.
RSUs. To support our leadership retention objectives, the Committee granted the NEOs 30% of the December 2020 long-term incentive award in the form of RSUs. RSUs generally vest and are distributed in shares of Company common stock three years following the date of grant if the recipient remains an employee of the Company and all other conditions of the award are met. Dividends are not earned or paid on RSUs during the three-year vesting period. The number of shares underlying RSUs granted to our NEOs in 2020 is included in the 2020 Grants of Plan-Based Awards Table in the “All Other Stock Awards: Number of Shares of Stock or Units” column.
SARs. To incentivize NEOs to grow our business and deliver increased returns to our stockholders, the Committee granted the NEOs 20% of the December 2020 LTI award in the form of SARs. SARs vest in one-third increments on each anniversary of the date of grant. Upon the exercise of vested SARs, the increase between the fair market value of our common stock on the date of grant and the fair market value on the date of the SAR exercise is paid in Company common stock. The grant date fair value and the SAR exercise price is determined on the date of grant. SARs granted in 2020 expire seven years from the date of grant. The number of SARs granted to our NEOs in 2020 is included in the 2020 Grants of Plan-Based Awards Table in the “All Other Option Awards: Number of Securities Underlying Options” column.
Other Compensation Practices, Policies and Programs
Stock Ownership Guidelines
The Company has stock ownership guidelines for the CEO and other NEOs. We believe stock ownership by executives aligns the interests of executives with the interests of our stockholders and motivates executives to build long-term stockholder value.
The following chart sets forth, as of December 31, 2020, for each NEO, the stock ownership requirements as a multiple of base salary, the total number of shares and unvested RSUs counted toward the stock ownership requirements, and the value of the shares and unvested RSUs as a multiple of base salary. All of our NEOs met our stock ownership guidelines as of December 31, 2020. NEOs are given five years from the date of appointment as an NEO to meet the guidelines.

Name	Ownership Requirement as a Multiple of Base Salary	Total Number of Shares and Unvested RSUs	Stock Ownership as Multiple of Base Salary(1)
Todd M. Bluedorn	5X	83,176	17.1X
Joseph W. Reitmeier	3X	21,020	9.5X
Douglas L. Young	3X	65,224	26.8X
Daniel M. Sessa	3X	44,571	20.9X
John D. Torres	3X	7,555	3.6X

(1)Based on the average daily closing price for 2020 of $246.31.

The Committee oversees and administers the stock ownership guidelines. If an NEO fails to comply with the guidelines, the Committee will determine any appropriate corrective measures to be taken.
Clawback Policy
Our Company has an incentive compensation clawback policy for the CEO and the other NEOs. Under this policy, in the event of any fraud or misconduct that results in a restatement of our Company’s financial results within three years of the filing of the original financial results, the Committee can recoup and cancel cash and equity-based incentive compensation of each person involved in such fraud or misconduct.
Prohibition on Hedging / Pledging Policy
The Company’s Insider Trading Policy prohibits directors, NEOs, all other employees, and each of their designees from trading in any interest, security or position relating to the future price of Company securities, such as a put, call, swap, short sale, hedge or any other type of derivative security. It also prohibits directors, NEOs and all other employees from pledging Company securities as collateral for a loan, which would include purchases of Company securities on margin.
Benefit Programs
To attract top executive talent and as a market-competitive practice, we provide certain benefit programs to our NEOs that are in addition to those provided to our employees generally. The following table summarizes the additional benefit programs in place during 2020 and the purpose of each program.

Additional Benefit Programs Offered to NEOs in 2020

Plan	Type	Purpose
Supplemental Retirement Plan	Non-Qualified Defined Benefit	Provide market-competitive retirement benefit by providing higher accruals and by permitting accruals that otherwise could not occur because of limitations on compensation under federal tax rules.
Life Insurance Plan	Company-Sponsored Life Insurance	Provide market-competitive life insurance benefits; $3 million in coverage for our CEO and minimum of $1 million for other NEOs.
In 2018, the Committee closed the defined benefit Supplemental Retirement Plan to new participants and approved a defined contribution restoration plan for individuals who become eligible executive officers on or after January 1, 2019.  The Committee made these changes to better align the Company’s non-qualified retirement benefit with current market practices.
Perquisites
We believe providing reasonable perquisites is a market-competitive practice to attract and retain top executive talent. Rather than offering individual perquisites, however, we provide a monthly cash stipend to each of our NEOs to allow more flexibility and choice. Our NEOs have full discretion on how the cash stipend is spent and it is not tracked by the Company after the money is paid. In addition, we offer the installation of Company products and equipment at each NEO’s home to promote our brand to business and personal guests. The value of the Company products and equipment is included as taxable income to each NEO.

Employment Agreements and Change in Control Agreements
We have employment agreements and change in control (“CIC”) agreements with each NEO as reviewed and approved by the Committee. We believe employment agreements are helpful in attracting and retaining top executive talent and for financial and business planning purposes. We believe CIC agreements are necessary to (1) retain key executives during periods of uncertainty; (2) enable executives to objectively evaluate, negotiate and execute a CIC transaction; (3) encourage executives to remain focused on running the business rather than seeking other employment in the event of a possible CIC; (4) preserve stockholder value by providing continuity of management during a transition period; and (5) provide benefit to the Company in the form of restrictive covenants, such as non-compete and non-solicitation provisions. We do not provide tax gross-ups for any CIC agreements entered into after 2009.
Our employment agreements and CIC agreements, and the potential costs associated with each, are discussed in detail under “Potential Payments Upon Termination or Change in Control.”
Tax and Accounting Implications
Deductibility of Executive Compensation
Effective for taxable years beginning after December 31, 2017, The Tax Cuts and Jobs Act changed certain aspects of federal income taxation of executive compensation, including elimination of the "performance-based" compensation exemption to Section 162(m) which allowed a company to deduct “performance-based” compensation in excess of $1 million to NEOs.  The Committee will continue to consider the income tax consequences to our Company when analyzing our executive compensation program.  If granting awards or providing other executive compensation is consistent with Market data, our compensation philosophy or our strategic business goals, the Committee may provide executive compensation that is not fully deductible.
Non-Qualified Deferred Compensation
In addition to the non-qualified Supplemental Retirement Plan, our Company also maintains a frozen non-qualified Profit Sharing Restoration Plan. Both of these deferred compensation plans are administered in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
Accounting for Stock-Based Awards
When developing NEO compensation, the Committee considers the accounting consequences (in accordance with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”)) of the program design and award levels, and structures the Company’s executive compensation program accordingly.

Compensation Committee Report
The Compensation and Human Resources Committee has reviewed and discussed the foregoing CD&A with management. Based on this review and discussion, the Committee recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference in our Form 10-K.
Submitted by the Compensation and Human Resources Committee of the Board:

Kim K.W. Rucker (Chair)	John E. Major
John W. Norris, III	Karen H. Quintos
Todd J. Teske	Shane D. Wall

Summary Compensation Table
The following table provides information regarding the total compensation of each of the Company’s NEOs for the years ended December 31, 2020, 2019 and 2018.

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Todd M. Bluedorn	2020	1,230,850	4,044,188	981,689	2,165,000	6,006,324	47,297	14,475,348
Chairman and Chief Executive	2019	1,186,250	4,037,854	986,891	1,357,811	5,602,978	46,999	13,218,783
Officer	2018	1,151,250	3,971,244	951,960	1,420,343	—	46,500	7,541,297
Joseph W. Reitmeier	2020	561,350	758,252	184,070	553,000	1,239,612	47,155	3,343,439
Executive Vice President and	2019	540,000	815,315	199,285	346,135	918,976	46,854	2,866,565
Chief Financial Officer	2018	518,750	801,780	192,220	358,215	235,914	46,500	2,153,379
Douglas L. Young	2020	618,000	902,668	219,128	630,000	1,235,828	55,943	3,661,567
Executive Vice President and	2019	595,000	970,683	237,227	409,378	1,471,415	49,754	3,733,457
Chief Operating Officer, Residential H&C	2018	575,000	954,646	228,822	397,146	—	47,000	2,202,614
Daniel M. Sessa	2020	540,750	758,252	184,070	532,000	1,717,220	162,998	3,895,290
Executive Vice President and Chief	2019	521,250	815,315	199,285	349,116	1,566,837	46,866	3,498,669
Human Resources Officer	2018	506,250	801,780	192,220	350,065	—	46,780	1,897,095
John D. Torres	2020	525,300	758,252	184,070	517,000	1,209,187	49,783	3,243,592
Executive Vice President, Chief	2019	506,250	815,315	199,285	424,501	1,278,273	49,065	3,272,689
Legal Officer and Corporate Secretary	2018	491,250	801,780	192,220	340,285	142,653	46,500	2,014,688

(1)2020 includes a flat 3% lump-sum payment of beginning annual salary in lieu of the annual merit increase that is not incorporated in the current annual base salary for NEOs.
(2)The amounts shown represent the grant date fair value of the aggregate amount of all stock awards (prior to any assumed forfeitures related to service-based vesting conditions, where applicable) for each year, in accordance with FASB ASC Topic 718, in connection with RSUs and PSUs granted under the LII 2010 Incentive Plan and the 2019 Equity and Incentive Compensation Plan. Assumptions used in calculating these amounts are described in Note 16 of the Consolidated Financial Statements for the fiscal year ended December 31, 2020, included in our Form 10-K. Amounts for 2020 PSUs reflect the most probable outcome for the awards on December 31, 2020 valued at the date of grant in accordance with FASB ASC Topic 718. If the PSUs were valued at maximum performance levels, the total PSU value at grant date would equal:

	PSU Value at Maximum Performance Levels ($)
Name	2018	2019	2020
Todd M. Bluedorn	4,964,157	5,047,256	5,055,368
Joseph W. Reitmeier	1,002,327	1,018,959	947,881
Douglas L. Young	1,193,460	1,213,537	1,128,202
Daniel M. Sessa	1,002,327	1,018,959	947,881
John D. Torres	1,002,327	1,018,959	947,881

(3)The amounts shown represent the grant date fair value of the aggregate amount of all SAR awards (prior to any assumed forfeitures related to service-based vesting conditions, where applicable) for each year, in accordance with FASB ASC Topic 718, in connection with SARs granted under the LII 2010 Incentive Plan and the 2019 Equity and Incentive Compensation Plan. Assumptions used in calculating these amounts are included in Note 16 of the Consolidated Financial Statements for the fiscal year ended December 31, 2020, included in our Form 10-K.
(4)The amounts shown represent the aggregate change in the actuarial present value of accumulated pension benefits that accrued during the applicable year under our Supplemental Retirement Plan and frozen Consolidated Pension Plan, each as discussed under “Retirement Plans,” as a result of changes in the valuation discount rate, changes in compensation, and an additional one year of service. No above-market interest on nonqualified deferred compensation was earned.

(5)The amounts shown include perquisites and other compensation. The following table identifies the amounts attributable to each category of perquisites and other compensation in 2020 for each NEO.

	Perquisites		Other Compensation
Name	Cash Stipend	Company Equipment and Installation	Term Life Insurance Premiums	Retirement Contributions	Total
Todd M. Bluedorn	$30,000	$—	$197	$17,100	$47,297
Joseph W. Reitmeier	30,000	—	55	17,100	47,155
Douglas L. Young	30,000	8,841	2	17,100	55,943
Daniel M. Sessa	30,000	115,828	70	17,100	162,998
John D. Torres	30,000	2,599	84	17,100	49,783
The values attributable to each item listed above are calculated as follows:
•Cash Stipend — Cash paid to each NEO in lieu of individual perquisites.
•Company Equipment and Installation — Company equipment is based on the purchase price of the equipment, adjusted in accordance with our employee rebate program. Installation of this equipment is based on the cost for installation paid by the Company in 2020.
•Term Life Insurance Premiums — The amounts shown are based on the incremental cost paid in 2020 on behalf of each NEO for Basic Life and Basic Accidental Death and Dismemberment over and above the premiums we would otherwise pay under our life insurance program for other employees.
•Retirement Contributions — Based on Company contributions made under our qualified 401(k) Plan in 2020.

2020 Grants of Plan-Based Awards
The following table provides information regarding short-term incentive awards and long-term incentive awards (PSUs, RSUs and SARs) granted under the 2019 Equity and Incentive Compensation Plan to our NEOs in 2020.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Closing Market Price on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date	Threshold ($)	Target ($)	Max. ($)	Threshold (#)	Target (#)	Max. (#)
Todd M. Bluedorn	—	746,875	1,493,750	3,360,938
	12/11/2020				4,752	9,504	19,008					2,527,684
	12/11/2020							5,702				1,516,504
	12/11/2020								17,781	278.00	280.42	981,689
Joseph W. Reitmeier	—	190,750	381,500	858,375
	12/11/2020				891	1,782	3,564					473,941
	12/11/2020							1,069				284,311
	12/11/2020								3,334	278.00	280.42	184,070
Douglas L. Young	—	210,000	420,000	945,000
	12/11/2020				1,061	2,121	4,242					564,101
	12/11/2020							1,273				338,567
	12/11/2020								3,969	278.00	280.42	219,128
Daniel M. Sessa	—	183,750	367,500	826,875
	12/11/2020				891	1,782	3,564					473,941
	12/11/2020							1,069				284,311
	12/11/2020								3,334	278.00	280.42	184,070
John D. Torres	—	178,500	357,000	803,250
	12/11/2020				891	1,782	3,564					473,941
	12/11/2020							1,069				284,311
	12/11/2020								3,334	278.00	280.42	184,070

(1)The amounts shown represent award opportunities under our STI Program for 2020. The awards were paid March 15, 2021 in the amounts included in the Summary Compensation Table.
(2)The amounts shown represent the number of PSUs granted, which to the extent earned, will vest and be distributed in shares of our common stock at the end of the three-year performance period ending December 31, 2023.
(3)The amounts shown represent the number of RSUs granted, which vest and will be distributed in shares of our common stock on the third anniversary of the date of grant.
(4)The amounts shown represent the number of SARs granted, which vest in one-third increments on each anniversary of the date of grant and expire seven years from the date of grant.
(5)The amounts shown reflect the exercise price of SARs granted, based on the average of the high and low NYSE trading prices of our common stock on the date of grant.
(6)The amounts shown represent the grant date fair values of PSUs, RSUs and SARs, calculated in accordance with FASB ASC Topic 718. The grant date fair value for SARs was determined using the Black-Scholes valuation model. The grant date fair value for the PSU and RSU awards equals the dividend-discounted value of our common stock on the date of grant. The assumptions used to calculate the grant date fair values of such awards are set forth below.

		Assumptions
Grant Date	Award	Volatility (%)	Expected Life (Years)	Dividend Yield (%)	Risk Free Interest Rate (%)	FMV Based on Average High/ Low NYSE Trading Prices on Date of Grant ($)	Grant Date Fair Value Per Share ($)
12/11/2020	PSU	—	—	1.48	—	278.00	265.960
12/11/2020	RSU	—	—	1.48	—	278.00	265.960
12/11/2020	SAR	29.70	3.95	1.64	0.27	278.00	55.210

Outstanding Equity Awards at 2020 Year-End

The following table provides information regarding all outstanding equity awards held by our NEOs as of December 31, 2020.

	Options/SAR Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options/ SARs (#) Exercisable(1)	Number of Securities Underlying Unexercised Options/ SARs (#) Unexercisable(1)	Option/ SAR Exercise Price ($/Sh)(2)	Option/ SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Todd M. Bluedorn	41,649	0	156.940	12/9/2023	19,158	5,248,717	31,931	8,748,136
	31,299	0	205.530	12/8/2024
	17,842	8,921	214.630	12/7/2025
	8,349	16,699	257.080	12/13/2026
	0	17,781	278.000	12/11/2027
Joseph W. Reitmeier	9,785	0	92.640	12/12/2021	3,786	1,037,250	6,310	1,728,751
	7,959	0	131.940	12/11/2022
	8,677	0	156.940	12/9/2023
	6,573	0	205.530	12/8/2024
	3,602	1,802	214.630	12/7/2025
	1,686	3,372	257.080	12/13/2026
	0	3,334	278.000	12/11/2027
Douglas L. Young	9,550	0	131.940	12/11/2022	4,507	1,234,783	7,513	2,058,337
	10,412	0	156.940	12/9/2023
	7,825	0	205.530	12/8/2024
	4,288	2,145	214.630	12/7/2025
	2,007	4,014	257.080	12/13/2026
	0	3,969	278.000	12/11/2027
Daniel M. Sessa	9,785	0	92.640	12/12/2021	3,786	1,037,250	6,310	1,728,751
	7,959	0	131.940	12/11/2022
	8,677	0	156.940	12/9/2023
	6,573	0	205.530	12/8/2024
	3,602	1,802	214.630	12/7/2025
	1,686	3,372	257.080	12/13/2026
	0	3,334	278.000	12/11/2027
John D. Torres	2,893	0	156.940	12/9/2023	3,786	1,037,250	6,310	1,728,751
	6,573	0	205.530	12/8/2024
	3,602	1,802	214.630	12/7/2025
	1,686	3,372	257.080	12/13/2026
	0	3,334	278.000	12/11/2027

(1)Outstanding SARs vest in one-third increments on each anniversary of the date of grant, with the first anniversary date occurring one year after the date of grant.
(2)Pursuant to the LII 2010 Incentive Plan and the 2019 Equity and Incentive Compensation Plan, the exercise price for all outstanding SARs is based on the grant date fair market value, which is the average of the high and low NYSE trading prices of our common stock on the date of grant.
(3)The amounts shown represent all outstanding RSUs held by the NEOs. Refer to column (a) of Table below for the vesting dates of such awards.
(4)The amounts shown are based on the NYSE closing price of our common stock on December 31, 2020 ($273.97).
(5)The amounts shown represent outstanding PSUs held by the NEOs. Refer to column (b) of the table below for the vesting dates of such awards and the performance assumptions used to calculate the number of unvested PSUs.

	(a) Shares or Units of Stock That Have Not Vested		(b) Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested
Name	Number of Awards	Vesting Date	Number of Awards	Vesting Date	Performance Assumption
Todd M. Bluedorn	7,277	12/7/2021	12,129	12/31/2021	Target
	6,179	12/13/2022	10,298	12/31/2022	Target
	5,702	12/11/2023	9,504	12/31/2023	Target
Total	19,158		31,931
Joseph W. Reitmeier	1,469	12/7/2021	2,449	12/31/2021	Target
	1,248	12/13/2022	2,079	12/31/2022	Target
	1,069	12/11/2023	1,782	12/31/2023	Target
Total	3,786		6,310
Douglas L. Young	1,749	12/7/2021	2,916	12/31/2021	Target
	1,485	12/13/2022	2,476	12/31/2022	Target
	1,273	12/11/2023	2,121	12/31/2023	Target
Total	4,507		7,513
Daniel M. Sessa	1,469	12/7/2021	2,449	12/31/2021	Target
	1,248	12/13/2022	2,079	12/31/2022	Target
	1,069	12/11/2023	1,782	12/31/2023	Target
Total	3,786		6,310
John D. Torres	1,469	12/7/2021	2,449	12/31/2021	Target
	1,248	12/13/2022	2,079	12/31/2022	Target
	1,069	12/11/2023	1,782	12/31/2023	Target
Total	3,786		6,310

2020 Option/SAR Exercises and Stock Vested
The following table provides information regarding the exercise of SARs by our NEOs and each distribution of RSUs and PSUs held by our NEOs in 2020.

	Options/SAR Awards		Stock Awards
Name	Number of SARs Exercised (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
Todd M. Bluedorn	36,610	5,241,271	RSU	7,758	2,173,093
			PSU	12,929	3,888,914
Joseph W. Reitmeier	9,549	1,903,259	RSU	1,629	456,299
			PSU	2,715	816,645
Douglas L. Young	22,923	4,569,486	RSU	1,939	543,133
			PSU	3,232	972,153
Daniel M. Sessa	10,610	2,005,449	RSU	1,629	456,299
			PSU	2,715	816,645
John D. Torres	—	—	RSU	1,629	456,299
			PSU	2,715	816,645

(1)The dollar amounts shown for RSUs and PSUs are based on the average of the high and low NYSE trading prices of our common stock on the day of distribution.

Retirement Plans
Qualified Retirement Plans
Frozen Consolidated Pension and Profit Sharing Retirement Plans
Effective January 1, 2009, the Company’s Consolidated Pension Plan and Profit Sharing Retirement Plan were frozen. As of that date, benefits under the frozen Pension Plan stopped increasing with additional service and compensation, and additional contributions to the Profit Sharing Plan were discontinued.
The monthly target benefit under the frozen Pension Plan is based on 1.0% of final average annual pay, plus 0.6% of final average annual pay above Social Security covered compensation, multiplied by the number of years of credited service (not to exceed 30 years). The target benefit is reduced by the value of the participant’s defined contribution profit sharing account under the frozen Profit Sharing Plan, with the difference, if any, provided by the frozen Pension Plan. Participants vested in their frozen Pension Plan accrued benefits after five years of service and may commence unreduced benefits at age 65 (normal retirement age) or actuarially reduced benefits at younger ages if age and service requirements are met (generally the attainment of age 62 and 10 years of service or if age plus years of service total 80). Benefits are generally paid in the form of an annuity. We do not grant extra years of service under the Consolidated Pension Plan. Participants in the frozen Profit Sharing Plan are fully vested after six years of service and the Company directs the investment funds. Distributions may occur at separation from service and are eligible for roll-over into another qualified retirement plan.
401(k) Salaried Retirement Plan
Salaried employees are eligible to participate in this plan, and contributions can be made on a pre-tax or Roth post-tax basis, subject to limitations for qualified plans under the Code. Participants can contribute up to
75% of their eligible earnings and receive a Company match of 50% on up to 6% of their eligible pay. In addition, all participants (after completing one year of service) receive a base contribution equal to 3% of eligible pay. The match vests after the participant completes two years of service and the base contribution is fully vested.
Non-Qualified Retirement Plans
Supplemental Retirement Plan

    In 2018, the Committee closed the defined benefit Supplemental Retirement Plan to new participants and approved a defined contribution restoration plan for individuals who become eligible executive officers on or after January 1, 2019.  The Committee made these changes to better align the Company’s non-qualified retirement benefit with current market practices.
The purpose of our Supplemental Retirement Plan is to provide market-competitive executive level retirement benefit opportunities. It permits income above Code limitations to be considered in determining final average annual pay, doubles the rate of benefit accrual available under the frozen Pension Plan (2.0% of final average annual pay, plus 1.2% of final average annual pay above Social Security covered compensation), limits credited service to 15 years, generally permits early retirement on more favorable terms than the frozen Pension Plan (for example, unreduced benefits at age 62 with 10 years of service or unreduced benefits at age 60 if age plus years of service total 80), and pays benefits in the form of a lump-sum. Any benefits provided under the Supplemental Retirement Plan are reduced by the benefits payable under our Company’s frozen Pension Plan (as if such plan had not been frozen), frozen Profit Sharing Plan, and frozen Profit Sharing Restoration Plan. Participants become vested in their Supplemental Retirement Plan benefit after five years of service. Extra years of credited service are not provided to participants except for up to an additional three years of service and age (subject to the 15 year service limit) in the case of a change in control. The incremental effects of additional years of service are reflected in the tables included in “Potential Payments Upon Termination or Change in Control.”
Frozen Profit Sharing Restoration Plan
We froze the Profit Sharing Restoration Plan and discontinued contributions effective January 1, 2009. Distributions may occur at separation from service and may be paid as a lump-sum or in equal annual installments over either a five- or ten-year period. We direct the investment funds for the frozen Profit Sharing Restoration Plan, which mirror the investments and returns under the frozen Profit Sharing Retirement Plan. The weighted average annual rate of return for the calendar year ended December 31, 2020, was 11.8%.

2020 Pension Benefits
The following table provides information regarding the number of years of service credited to each NEO and the present value of accumulated benefits payable to each NEO under our frozen Consolidated Pension Plan and our Supplemental Retirement Plan as of December 31, 2020, as well as payments made to each NEO in 2020 under such plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Year ($)
Todd M. Bluedorn	Consolidated Pension Plan (Frozen)	1.9	66,945	0
	Supplemental Retirement Plan	13.9	23,748,260	0
Joseph W. Reitmeier	Consolidated Pension Plan (Frozen)	3.3	88,809	0
	Supplemental Retirement Plan	8.6	3,661,370	0
Douglas L. Young	Consolidated Pension Plan (Frozen)	9.6	99,305	0
	Supplemental Retirement Plan	15.0	7,959,310	0
Daniel M. Sessa	Consolidated Pension Plan (Frozen)	1.7	56,406	0
	Supplemental Retirement Plan	13.7	6,535,339	0
John D. Torres(2)	Consolidated Pension Plan (Frozen)	N/A	N/A	0
	Supplemental Retirement Plan	12.0	5,728,970	0

(1)The actuarial present value of the lump-sum accumulated benefit payable at December 31, 2020 is equal to the annualized present value factor, multiplied by the monthly benefit. The amounts shown are calculated in accordance with FASB ASC Topic 715, using a 1.39% interest (discount) rate for the Supplemental Retirement Plan and 2.82% for the Consolidated Pension Plan as of December 31, 2020 and the Pri-2012 healthy retiree mortality rates, with a white collar adjustment, with generational projections of mortality improvement using scale MP-2020. The calculations assume payments are deferred until age 65 for all participants under our frozen Consolidated Pension Plan and until the earliest unreduced retirement age for each participant under our Supplemental Retirement Plan. Additional assumptions are included in Note 11 of the Consolidated Financial Statements for the fiscal year ended December 31, 2020, included in our Form 10-K.
(2)Mr. Torres was not eligible to participate in the Consolidated Pension Plan prior to the plan being frozen.

2020 Nonqualified Deferred Compensation
The following table provides information regarding contributions, earnings, withdrawals and distributions under our frozen Profit Sharing Restoration Plan in 2020 for each NEO, as well as each NEO’s aggregate balance in such plan at December 31, 2020.

Name	Executive Contributions in Last Year ($)	Company Contributions in Last Year ($)	Aggregate Earnings in Last Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Year-End ($)
Todd M. Bluedorn	0	0	10,814	0	102,218
Joseph W. Reitmeier(1)	N/A	N/A	N/A	N/A	N/A
Douglas L. Young	0	0	55,162	0	521,375
Daniel M. Sessa	0	0	2,579	0	24,378
John D. Torres(1)	N/A	N/A	N/A	N/A	N/A

(1)Mr. Reitmeier and Mr. Torres were not eligible to participate in the Profit Sharing Restoration Plan prior to the plan being frozen.

Potential Payments Upon Termination or Change in Control
Employment Agreements and Change in Control Agreements
We are party to employment agreements and CIC agreements with each NEO. These agreements serve as the basis for the payments and benefits to which each NEO would be entitled in the event of termination of employment with our Company under the various circumstances described below.
Employment Agreements
The employment agreements with our NEOs establish the basis of compensation and responsibilities for each NEO and contain post-employment covenants, including confidentiality, prohibition against the diversion of employees, vendors and contractors and prohibition against the solicitation of customers, for a period of 24 months following termination of employment. On January 1 of each year, the agreements automatically renew for an additional year, unless either party notifies the other in writing at least 30 days prior to such date of its decision not to renew the agreement. Except as otherwise provided below, the terms and conditions of our employment agreement with each NEO are substantially similar.
Change in Control Agreements
Our CIC agreements with our NEOs, the terms and conditions of which are substantially similar except as noted below, provide for benefits under specified circumstances if a NEO’s employment is terminated in connection with a CIC transaction. The agreements require the NEO to maintain the confidentiality of our information and not to induce our employees to terminate their employment with our Company, for a period of 24 months following termination of employment.
All CIC agreements entered into after 2009 do not include a tax gross-up provision. As provided in the “Tables Illustrating Potential Payments Upon Termination or Change in Control”, no NEO would have received an excise tax gross-up payment upon termination on December 31, 2020 due to a change in control.
Payments Made Upon Voluntary Termination or Upon For Cause Termination
If a NEO voluntarily terminates his employment with our Company or we terminate a NEO for cause, he will be entitled to receive base salary through the last day of employment and a lump-sum payment equal to unused, accrued vacation days. Unvested SARs, RSUs and PSUs terminate on the NEO’s last day of employment. Vested SARs will be exercisable for 90 days after the last day of employment if the NEO voluntarily terminates his employment.
Payments Made Upon Retirement
If a NEO retires, he is entitled to receive his base salary through the last day of employment, a payment under our short-term incentive program based on company performance (prorated through the NEO’s last day of employment) and a lump-sum payment equal to unused, accrued vacation days. In addition, with respect to long-term incentive awards:
•unvested SARs terminate on the NEO’s last day of employment and vested SARs remain exercisable for the remainder of the term of the award;
•for RSUs, the NEO receives a prorated portion of shares based on the date of retirement at the end of the applicable vesting period; and
•for PSUs, the NEO receives, to the extent earned based on achievement of specific performance measures, a prorated portion of shares based on the date of retirement at the end of the applicable performance period.

Payments Made Upon Involuntary — Not for Cause Termination
If we terminate a NEO prior to the expiration of his employment agreement (including non-renewal of the NEO’s agreement) for any reason other than for cause, the NEO is generally entitled to receive “normal severance compensation” or, in the NEO’s sole discretion, “enhanced severance benefits.” Under both severance packages:
•all vested SARs continue to be exercisable for 90 days following the NEO’s last day of employment; and
•unvested equity awards (SARs, RSUs and PSUs) terminate on the NEO’s last day of employment.

Normal Severance Compensation. If the NEO elects to receive “normal severance compensation,” he will receive monthly payments equal to the greater of (1) his monthly base salary for the remainder of the employment agreement’s term, or (2) three months of his monthly base salary in addition to any other compensation or benefits applicable to an employee at the NEO’s level, including a lump-sum payment equal to unused, accrued vacation days.
Enhanced Severance Benefits. If the NEO agrees to execute a written general release of any and all possible claims against us existing at the time of termination, we will provide the employee with “enhanced severance benefits.” Payments provided under this severance arrangement, which are dependent on years of service with our Company, generally include the following:

Component	Less than Three Years of Service	Three or More Years of Service
Base Salary	One year of base salary	Two years of base salary
Short-Term Incentive	Lump-sum payment equal to all payments under our STI programs received by the NEO in the previous 12 months	Lump-sum payment equal to all payments under our STI programs received by the NEO in the previous 24 months
Payment in Lieu of Outplacement Services	Lump-sum payment equal to 10% of base salary	Same
Payment in Lieu of Perquisites	Lump-sum payment equal to 10% of base salary	Same
Post-Employment Health Care Coverage	Payment of COBRA premiums for up to 18 months while the NEO is unemployed and not eligible for other group health coverage and payment of the equivalent of such premium for up to an additional six months, should the NEO remain unemployed	Same
Death Benefit	If the NEO dies during the enhanced severance period, a lump-sum death benefit equal to six months of the NEO’s base salary will be paid to the NEO’s beneficiary	Same
Accrued Vacation	A lump-sum payment equal to unused, accrued vacation days	Same
Payments Made Upon Death or Disability
Generally, if a NEO dies during the term of his employment agreement, the NEO’s beneficiary is entitled to receive “normal severance compensation,” as described above. If a NEO becomes permanently disabled during the agreement term, he will generally be entitled to, at the NEO’s option, either “normal severance compensation” or “enhanced severance benefits,” as described above. In the case of either death or disability, with respect to long-term incentive awards:
•all SARs vest immediately and remain exercisable for the duration of the term;
•for RSUs, the NEO, or his beneficiary, receives a prorated payment based upon the portion of the vesting period the NEO actually served as an employee payable at the time employment ceases; and
•for PSUs, the NEO, or his beneficiary, receives, to the extent earned based on achievement of performance measures, a prorated portion of shares based upon the portion of the performance period the NEO actually served as our employee, payable at the time employment ceases.

Payments Made to our CEO if he Terminates his Employment for “Good Reason,” Upon Involuntary — Not for Cause Termination, or Upon Death or Disability
Except as described below, Mr. Bluedorn receives similar severance benefits as the other NEOs. Mr. Bluedorn’s employment agreement provides for certain severance benefits in the event he terminates his employment for “good reason.” “Good reason” includes:
•any change in Mr. Bluedorn’s position, authority, duties, or responsibilities inconsistent with the position of CEO (excluding de minimis changes and an isolated, insubstantial and inadvertent action not taken in bad faith and promptly remedied by the Company after notice);
•any failure by the Company to comply with any of the provisions of Mr. Bluedorn’s employment agreement (excluding an isolated, insubstantial and inadvertent action not taken in bad faith and promptly remedied by the Company after notice);
•any requirement for him to be based at any office or location other than our current headquarters in Richardson, Texas;
•any purported termination by the Company of Mr. Bluedorn’s employment otherwise than as expressly permitted by his employment agreement; or
•any failure by our Board to nominate him for election by the stockholders as a director.
Pursuant to his employment agreement, in the event (1) Mr. Bluedorn terminates his employment for “good reason,” (2) we terminate him prior to the expiration of his employment agreement (including non-renewal of his agreement) for any reason other than for cause, or (3) Mr. Bluedorn dies or becomes permanently disabled during the term of his employment agreement, he (or his beneficiary, as applicable) is entitled to receive “enhanced severance benefits” as described above under “Payments Made Upon Involuntary — Not For Cause Termination,” provided Mr. Bluedorn (or his personal representative, as applicable) agrees to execute a written general release of any and all possible claims against us existing at the time of termination.
In the case of either death or permanent disability, Mr. Bluedorn’s long-term incentive awards vest, remain exercisable and paid or distributed as described above under “Payments Made Upon Death or Disability.”
Payments Made Upon a Change in Control
Definition of Change in Control
Under our existing NEO employment agreements and equity award agreements entered into prior to December 2019 (under the 2010 Incentive Plan), a CIC generally includes the occurrence of any of the following events:
•an acquisition by a third party of 35% or more of our voting stock;
•a change in a majority of Board members without majority Board approval;
•stockholder approval of the liquidation or dissolution of our Company;
•stockholder approval of a merger, consolidation or reorganization; or
•stockholder approval of the sale of substantially all corporate assets.

NEO equity award agreements entered into and after December 2019 under the 2019 Equity and Incentive Compensation Plan contain a modified definition of CIC. The last two CIC events above are triggered by the consummation, rather than the stockholder approval, of a merger, consolidation, reorganization, or sale of substantially all the corporate assets.

Definition of Good Reason
“Good reason,” under each CIC agreement, includes:
•any change in the NEO’s position, authority, duties, or responsibilities (excluding de minimis changes);
•any failure to comply with the NEO’s CIC agreement, including without limitation the provision regarding compensation and benefits;
•a required relocation to any office or location not within 35 miles of the NEO’s current office or location;
•any failure by any successor to adopt and comply with the NEO’s CIC agreement; or
•any failure to re-elect to the Board any NEO serving as a member of the Board.

Change in Control Benefits
If a NEO’s employment is terminated without cause or by the NEO for “good reason” either (1) within two years following a CIC, or (2) within six months prior to a CIC, we will provide the NEO with the following CIC benefits:

Component	CIC Benefit
Base Salary Severance	Lump-sum payment equal to three times the NEO’s annual base salary
Prorated Bonus	Lump-sum payment equal to the NEO’s target bonus, prorated based on the last day of employment
Bonus Severance	Lump-sum payment equal to three times the NEO’s target bonus
Payment in Lieu of Outplacement Services	Lump-sum payment equal to 15% of current base salary
Payment in Lieu of Perquisites	Lump-sum payment equal to 45% of current base salary
Post-Employment Health Care Coverage	Payment of COBRA premiums for up to 36 months while the NEO is unemployed and not eligible for other group health coverage
Supplemental Retirement Plan and Profit Sharing Restoration Plan	Three years added to each of the service and age criteria
Tax Gross-up(*)	If CIC payments are subject to the excise tax imposed by Section 4999 of the Code, an additional “gross-up payment”
Accrued Vacation	A lump-sum payment equal to unused, accrued vacation days

*	The CIC agreement with Mr. Reitmeier does not include a tax gross up provision.
Upon a CIC, all outstanding SARs, RSUs and PSUs held by the NEO immediately vest and become exercisable, with applicable performance measures for outstanding PSUs deemed to have been satisfied at the highest possible level (200% of target). Further, outstanding SARs may be exercised by the NEO up to 90 days after a NEO’s termination within one year following a CIC.
Tables Illustrating Potential Payments Upon Termination or Change in Control
The following tables provide information regarding the benefits to which each NEO would be entitled in the event of termination of such individual’s employment with our Company under specified circumstances, including a CIC. Except as otherwise noted, the amounts shown (1) are estimates only and (2) assume that (a) termination was effective as of December 31, 2020, (b) in the case of disability, the NEO elects to receive “enhanced severance benefits,” (c) in the case of retirement, the NEO is eligible for retirement and (d) in the case of CIC, the NEO terminates for “good reason” or is involuntarily terminated without cause.
Todd M. Bluedorn

			Involuntary-Not For Cause Termination
Component	Voluntary Termination	Retirement	Normal Severance	Enhanced Severance(1)	Death	Disability	For Cause Termination	Change in Control
Base Salary	$0	$0	$298,750	$2,390,000	$2,390,000	$2,390,000	$0	$3,585,000
Prorated Bonus	n/a	n/a	n/a	n/a	n/a	n/a	n/a	1,493,750
Bonus	0	0	0	2,778,154	2,778,154	2,778,154	0	4,481,250
Payment in Lieu of Outplacement Services	0	0	0	119,500	119,500	119,500	0	179,250
Payment in Lieu of Perquisites	0	0	0	119,500	119,500	119,500	0	537,750
Post-Employment Health Care Coverage	0	0	0	40,762	25,923	40,762	0	70,829
Long-Term Equity Accelerated Vesting(2)	0	5,158,026	0	0	5,969,444	5,969,444	0	23,556,407
Incremental Payment Under Supplemental Retirement Plan & Frozen Profit Sharing Restoration Plan	0	0	0	0	0	0	0	5,276,147
280G Tax Gross-up	0	0	0	0	0	0	0	0
Unused, Accrued Vacation(3)	114,904	114,904	114,904	114,904	114,904	114,904	114,904	114,904
TOTAL	$114,904	$5,272,930	$413,654	$5,562,820	$11,517,425	$11,532,264	$114,904	$39,295,287

(1)The amounts shown reflect the same severance benefits that would be provided to Mr. Bluedorn if he terminated employment with our Company for “good reason” under his employment agreement as discussed above.
(2)The amounts shown reflect pro-rata vesting of unvested long-term incentive awards. These amounts are based on the NYSE closing price of our common stock on December 31, 2020, which was $273.97.
(3)The amounts shown represent a lump-sum payment for five weeks of vacation in 2020 (assuming the NEO did not take any vacation days in 2020). Payouts may vary depending on the specific circumstances.

Joseph W. Reitmeier

			Involuntary-Not For Cause Termination
Component	Voluntary Termination	Retirement	Normal Severance	Enhanced Severance	Death	Disability	For Cause Termination	Change in Control
Base Salary	$0	$0	$136,250	$1,090,000	$136,250	$1,090,000	$0	$1,635,000
Prorated Bonus	n/a	n/a	n/a	n/a	n/a	n/a	n/a	381,500
Bonus	0	0	0	704,350	0	704,350	0	1,144,500
Payment in Lieu of Outplacement Services	0	0	0	54,500	0	54,500	0	81,750
Payment in Lieu of Perquisites	0	0	0	54,500	0	54,500	0	245,250
Post-Employment Health Care Coverage	0	0	0	38,485	0	0	0	62,023
Long-Term Equity Accelerated Vesting(1)	0	1,040,861	0	0	1,204,744	1,204,744	0	4,658,635
Incremental Payment Under Supplemental Retirement Plan and Frozen Profit Sharing Restoration Plan	0	0	0	0	0	0	0	1,992,842
280G Tax Gross-up	0	0	0	0	0	0	0	N/A
Unused, Accrued Vacation(2)	52,404	52,404	52,404	52,404	52,404	52,404	52,404	52,404
TOTAL	$52,404	$1,093,265	$188,654	$1,994,239	$1,393,398	$3,160,498	$52,404	$10,253,904

(1)The amounts shown reflect pro-rata vesting of unvested long-term incentive awards. These amounts are based on the NYSE closing price of our common stock on December 31, 2020, which was $273.97.
(2)The amounts shown represent a lump-sum payment for five weeks of vacation in 2020 (assuming the NEO did not take any vacation days in 2020). Payouts may vary depending on the specific circumstances.

Douglas L. Young

			Involuntary-Not For Cause Termination
Component	Voluntary Termination	Retirement	Normal Severance	Enhanced Severance	Death	Disability	For Cause Termination	Change in Control
Base Salary	$0	$0	$150,000	$1,200,000	$150,000	$1,200,000	$0	$1,800,000
Prorated Bonus	n/a	n/a	n/a	n/a	n/a	n/a	n/a	420,000
Bonus	0	0	0	806,524	0	806,524	0	1,260,000
Payment in Lieu of Outplacement Services	0	0	0	60,000	0	60,000	0	90,000
Payment in Lieu of Perquisites	0	0	0	60,000	0	60,000	0	270,000
Post-Employment Health Care Coverage	0	0	0	38,485	0	0	0	62,023
Long-Term Equity Accelerated Vesting(1)	0	1,239,205	0	0	1,434,285	1,434,285	0	5,546,537
Incremental Payment Under Supplemental Retirement Plan and Frozen Profit Sharing Restoration Plan	0	0	0	0	0	0	0	434,987
280G Tax Gross-up	0	0	0	0	0	0	0	0
Unused, Accrued Vacation(2)	57,692	57,692	57,692	57,692	57,692	57,692	57,692	57,692
TOTAL	$57,692	$1,296,897	$207,692	$2,222,701	$1,641,977	$3,618,501	$57,692	$9,941,239

(1)The amounts shown reflect pro-rata vesting of unvested long-term incentive awards. These amounts are based on the NYSE closing price of our common stock on December 31, 2020, which was $273.97.
(2)The amounts shown represent a lump-sum payment for five weeks of vacation in 2020 (assuming the NEO did not take any vacation days in 2020). Payouts may vary depending on the specific circumstances.

Daniel M. Sessa

			Involuntary-Not For Cause Termination
Component	Voluntary Termination	Retirement	Normal Severance	Enhanced Severance	Death	Disability	For Cause Termination	Change in Control
Base Salary	$0	$0	$131,250	$1,050,000	$131,250	$1,050,000	$0	$1,575,000
Prorated Bonus	n/a	n/a	n/a	n/a	n/a	n/a	n/a	367,500
Bonus	0	0	0	699,181	0	699,181	0	1,102,500
Payment in Lieu of Outplacement Services	0	0	0	52,500	0	52,500	0	78,750
Payment in Lieu of Perquisites	0	0	0	52,500	0	52,500	0	236,250
Post-Employment Health Care Coverage	0	0	0	24,490	0	0	0	40,428
Long-Term Equity Accelerated Vesting(1)	0	1,040,861	0	0	1,204,744	1,204,744	0	4,658,635
Incremental Payment Under Supplemental Retirement Plan and Frozen Profit Sharing Restoration Plan	0	0	0	0	0	0	0	1,412,679
280G Tax Gross-up	0	0	0	0	0	0	0	0
Unused, Accrued Vacation(2)	50,481	50,481	50,481	50,481	50,481	50,481	50,481	50,481
TOTAL	$50,481	$1,091,342	$181,731	$1,929,152	$1,386,475	$3,109,406	$50,481	$9,522,223

(1)The amounts shown reflect pro-rata vesting of unvested long-term incentive awards. These amounts are based on the NYSE closing price of our common stock on December 31, 2020, which was $273.97.
(2)The amounts shown represent a lump-sum payment for five weeks of vacation in 2020 (assuming the NEO did not take any vacation days in 2020). Payouts may vary depending on the specific circumstances.

John D. Torres

			Involuntary-Not For Cause Termination
Component	Voluntary Termination	Retirement	Normal Severance	Enhanced Severance	Death	Disability	For Cause Termination	Change in Control
Base Salary	$0	$0	$127,500	$1,020,000	$127,500	$1,020,000	$0	$1,530,000
Prorated Bonus	n/a	n/a	n/a	n/a	n/a	n/a	n/a	357,000
Bonus	0	0	0	764,786	0	764,786	0	1,071,000
Payment in Lieu of Outplacement Services	0	0	0	51,000	0	51,000	0	76,500
Payment in Lieu of Perquisites	0	0	0	51,000	0	51,000	0	229,500
Post-Employment Health Care Coverage	0	0	0	27,597	0	0	0	45,231
Long-Term Equity Accelerated Vesting(1)	0	1,040,861	0	0	1,204,744	1,204,744	0	4,658,635
Incremental Payment Under Supplemental Retirement Plan and Frozen Profit Sharing Restoration Plan	0	0	0	0	0	0	0	1,662,526
280G Tax Gross-up	0	0	0	0	0	0	0	0
Unused, Accrued Vacation(2)	49,038	49,038	49,038	49,038	49,038	49,038	49,038	49,038
TOTAL	$49,038	$1,089,899	$176,538	$1,963,421	$1,381,282	$3,140,568	$49,038	$9,679,430

(1)The amounts shown reflect pro-rata vesting of unvested long-term incentive awards. These amounts are based on the NYSE closing price of our common stock on December 31, 2020, which was $273.97.
(2)The amounts shown represent a lump-sum payment for five weeks of vacation in 2020 (assuming the NEO did not take any vacation days in 2020). Payouts may vary depending on the specific circumstances.

CEO Pay Ratio
For 2020, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees of our company other than our CEO was approximately 227 to 1. The 2020 CEO pay ratio was determined using the same median employee used to determine the 2019 CEO pay ratio as permitted under SEC rules. This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below.

Date Used to Identify Median Employee	October 31, 2019
Employee Pool Used to Identify Median Employee	As permitted under SEC rules, to calculate our 2020 CEO pay ratio we have used the same median employee who was used to calculate the 2019 CEO pay ratio. As of October 31, 2019, our employee population consisted of approximately 11,420 individuals. In determining the median employee, we excluded employees from certain non-U.S. countries under the de minimis exemption under applicable SEC regulations. The list of excluded countries, together with the number of employees excluded in each country, was as follows: Belgium (6); China (30); Netherlands (51); Poland (50); Portugal (22); and the United Kingdom (7). In total, we excluded 166 employees under the de minimis exemption, representing approximately 1.5% of our total employee population as of October 31, 2019. Our pay ratio includes 11,254 employees.

Compensation Used to Identify Median Employee	Total gross wages as derived from the company’s payroll records.
Median Employee Annual Compensation for 2020	$63,769, which includes the value of the median employee’s health and welfare benefits and retirement benefits. We calculated the median employee’s compensation in the same manner as we calculated total compensation of the CEO in the Summary Compensation Table and then added the value of health and welfare benefits.

CEO Compensation for 2020	$14,487,090, which is $11,742 more than the amount disclosed in the Summary Compensation Table. The increase reflects the value of health and welfare benefits which are excluded from the Summary Compensation Table under SEC rules.

Pay Ratio	227:1

DIRECTOR COMPENSATION
In 2020, our director compensation program consisted of annual retainers and long-term incentive compensation. We use a combination of cash, stock and long-term equity awards to provide market-competitive compensation to members of our Board. Mr. Bluedorn, our Chairman and CEO, does not receive any additional compensation for serving on our Board.
Each year, the Committee reviews benchmark data from our Compensation Peer Group and other general industry surveys to assess the competitiveness of our director compensation program. If the Committee believes changes are warranted to the Board compensation program, the Committee recommends the proposed changes to the independent members of the Board for approval.
2020 Annual Compensation
In 2020, we provided the following annual retainers, which are paid in quarterly installments, and long-term incentive awards to members of our Board.

Board Retainer	Lead Director / Committee Chair Retainer		Long-Term Incentive Award
$110,000 with up to $90,000 payable in cash and the remainder payable in Company common stock	• Lead Director:	$25,000	$130,000 RSU Award
	• Audit:	$20,000
	• Compensation and Human Resources:	$15,000
	• Board Governance:	$15,000
	• Public Policy:	$10,000

Non-Employee Directors’ Compensation and Deferral Plan
Under this plan, non-employee directors may receive all or a portion of their annual retainer for service on the Board in Company common stock.
Long-Term Incentive Compensation
Non-employee directors receive 100% of their long-term incentive in the form of RSUs under the 2019 Equity and Incentive Compensation Plan. In 2020, we awarded each non-employee director 441 RSUs. Generally, the RSUs vest three years following the date of grant provided that the director remains on our Board throughout the vesting period.
Retirement and Health and Welfare Plans
We provide a frozen Directors’ Retirement Plan for non-employee directors who were active Board members prior to 1998 and allow those directors to participate in our health care program under the same terms and provisions that we provide to our employees. The frozen Directors’ Retirement Plan also provides for partial continuation of the cash component of the director’s annual retainer at the time of retirement for life. During 2019, Mr. Major was the only current Board member eligible to participate in the Directors’ Retirement Plan and the only active Board member who participates in our health care program.
Perquisites and Other Compensation
We allow our non-employee directors to participate in our employee rebate program, which provides rebates on eligible residential heating and air conditioning equipment, accessories, and supplies. We also reimburse all non-employee directors for their reasonable expenses incurred in connection with attendance at Board or Board committee meetings.
Stock Ownership Guidelines
Pursuant to our Corporate Governance Guidelines, each non-employee director is required to own shares of our common stock having a value of at least three times the annual retainer within three years after their first election, and four times their annual retainer within five years after their first election to the Board. Unvested RSUs and shares of common stock owned count towards this requirement. As of December 31, 2020, all non-employee directors with at least three years of service met these stock ownership guidelines.
2020 Director Compensation Table
The following table provides information regarding compensation earned in 2020 by each non-employee director.

Name	Fees Earned ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	Total ($)
Sherry L. Buck	110,000	117,288	N/A	227,288
Janet K. Cooper	110,000	117,288	N/A	227,288
John E. Major	110,000	117,288	9,612	236,900
Max H. Mitchell	110,000	117,288	N/A	227,288
John W. Norris, III	120,000	117,288	N/A	237,288
Karen H. Quintos	110,000	117,288	N/A	227,288
Kim K.W. Rucker	125,000	117,288	N/A	242,288
Paul W. Schmidt	55,000	231,980	N/A	286,980
Gregory T. Swienton	130,000	117,288	N/A	247,288
Todd J. Teske	150,000	117,288	N/A	267,288
Shane D. Wall	55,000	117,288	N/A	172,288

(1)The table below identifies the allocation between cash and stock of the retainer fees earned in
2020 by each non-employee director. Mr. Schmidt retired from the Board on May 21, 2020. Mr. Wall was appointed a member of the Board effective July 10, 2020.

Name	Paid in Stock ($)	Paid in Cash ($)
Sherry L. Buck	19,640	90,360
Janet K. Cooper	19,640	90,360
John E. Major	19,640	90,360
Max H. Mitchell	19,640	90,360
John W. Norris, III	19,640	100,360
Karen H. Quintos	109,368	632
Kim K.W. Rucker	19,640	105,360
Paul W. Schmidt	9,801	45,199
Gregory T. Swienton	19,640	110,360
Todd J. Teske	19,640	130,360
Shane D. Wall	54,658	342

(2)For Mr. Schmidt, the amount represents the incremental expense associated with the vesting of outstanding RSUs upon his retirement from the Board on May 21, 2020. For the other non-employee directors, the amounts shown represent the grant date fair value (prior to any assumed forfeitures related to service-based vesting conditions, where applicable) in accordance with FASB ASC Topic 718, in connection with RSUs granted under the 2019 Equity and Incentive Compensation Plan. The grant date fair value of RSUs granted to non-employee directors in 2020, calculated in accordance with FASB ASC Topic 718, is as follows:

	Grant Date	RSUs Granted in 2020 (#)	Grant Date Fair Value Per Share ($)(a)	Grant Date Fair Value ($)
Each Non-Employee Director	December 11, 2020	441	265.96	117,288
(a)$265.96 is the dividend discounted value, based on a dividend yield of 1.48%, of the average of the high and low NYSE trading prices of our common stock on the date of the grant, which was $278.00.

(3)The amount shown represents the change in the present value of accumulated pension benefits that accrued during 2020 under our Directors’ Retirement Plan, based on a 1.87% discount rate. Mr. Major is the only current Director eligible to participate in the Directors’ Retirement Plan.
The following table provides information regarding the aggregate number of outstanding RSUs held by each non-employee director as of December 31, 2020. RSUs generally vest on the third anniversary of the date of grant.

Name	Aggregate RSUs Outstanding as of December 31, 2020 (# of shares)
Sherry L. Buck	916
Janet K. Cooper	1,476
John E. Major	1,476
Max H. Mitchell	1,476
John W. Norris, III	1,476
Karen H. Quintos	1,476
Kim K.W. Rucker	1,476
Paul W. Schmidt	N/A
Gregory T. Swienton	1,476
Todd J. Teske	1,476
Shane D. Wall	441

EQUITY COMPENSATION PLAN INFORMATION
We currently administer two equity compensation plans: the 2019 Equity and Incentive Compensation Plan and the 2012 Employee Stock Purchase Plan. The following table provides information as of December 31, 2020 regarding shares of our common stock that may be issued under these equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(3)
Equity compensation plans approved by security holders
• 2019 Equity and Incentive Compensation Plan	926,738	$207.27	1,449,904
• 2012 Employee Stock Purchase Plan	—	—	2,350,999
Equity compensation plans not approved by security holders	—	—	—
Total	926,738	207.27	3,800,903

(1)Includes the following:
•677,679 SARs outstanding under the 2019 Equity and Incentive Compensation Plan, which, upon exercise, will be net-settled in shares of our common stock;
•135,039 shares of our common stock to be issued upon the vesting of RSUs outstanding under the 2019 Equity and Incentive Compensation Plan; and
•114,020 shares of our common stock to be issued, assuming we meet the target performance goals for the applicable three-year performance period, of PSUs outstanding under the 2019 Equity and Incentive Compensation Plan.
The following table illustrates the number of shares of our common stock that may be issued pursuant to outstanding PSUs and the number of shares that may be available for future issuance under our equity compensation plans if our performance falls below or exceeds our target performance goals:

	Performance Level
	Below Threshold	Threshold	Target	Maximum
Shares to be Issued Pursuant to Outstanding PSUs	—	57,010	114,020	228,040
Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans	3,914,923	3,857,913	3,800,903	3,686,883

(2)Excludes PSU and RSU awards because those awards do not have an exercise price.

(3)With respect to outstanding PSUs, the number shown assumes we meet target performance goals for the applicable three-year performance period, includes 1,449,904 shares of common stock available for issuance under the 2019 Equity and Incentive Compensation Plan, and 2,350,999 shares of common stock available for issuance under the 2012 Employee Stock Purchase Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
All related party transactions must be approved in accordance with the written Related Party Transactions Policy adopted by our Board. A related party transaction is a transaction or relationship since the beginning of the Company’s last fiscal year in which (1) the total amount involved will or may be expected to exceed $120,000, (2) the Company or any of its subsidiaries is a participant, and (3) any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of an equity interest in another entity). A related party is any person who is or was since the beginning of the previous fiscal year an executive officer, director or nominee for election as a director, a stockholder owning more than 5% of the Company’s voting securities, or an immediate family member of any of these persons.
Our Board has considered certain limited types of transactions with related persons that meet specified criteria and determined that each of them is deemed to be pre-approved under the terms of the Related Party Transaction Policy. These include (1) transactions with companies and charitable contributions to organizations at which a related party’s only relationship is as an employee (other than an executive officer), if the amount of the transaction or contribution does not exceed the greater of $1,000,000 or 1% of that Company’s total annual revenue, (2) transactions involving competitive bids, (3) regulated transactions, and (4) certain routine banking services.
Our Audit Committee is generally responsible for approving all related party transactions, which must be on terms that are fair to our Company and comparable to those that could be obtained in arm’s length dealings with an unrelated third party. In the event a related party transaction involves one or more members of the Audit Committee, the transaction must be approved by an ad hoc committee appointed by the Board and composed entirely of independent and disinterested directors. There were no transactions with related persons in 2020 that require disclosure pursuant to Item 404(a) of Regulation S-K.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation and Human Resources Committee was an officer or employee of our Company or any of our subsidiaries during 2020 or at any other time, and no member had any relationship with the Company requiring disclosure under “Certain Relationships and Related Party Transactions” above. In addition, none of our executive officers served on the board of directors or on the compensation committee of any other entity, for which any executive officers of such other entity served either on our Board or on our Compensation and Human Resources Committee.

OWNERSHIP OF COMMON STOCK
The following table provides information regarding the beneficial ownership of our common stock as of March 1, 2021 by (1) each person known to own beneficially more than 5% of our common stock, (2) each of our directors, (3) each of our NEOs, and (4) all current directors and executive officers as a group.
For purposes of this table, “beneficial ownership” (as defined in Rule 13d-3 of the Exchange Act of ) takes into account shares as to which the individual has or shares voting or investment power as well as shares that may be acquired within 60 days (such as by exercising vested SARs, receiving earned performance shares or the vesting of RSUs) and is different from beneficial ownership for purposes of Section 16 of the Exchange Act. As a result, the numbers below may differ from the numbers reported in forms filed pursuant to Section 16 (e.g., Forms 4).
To our knowledge and unless otherwise indicated, each stockholder listed below has sole voting and investment power over the shares listed as beneficially owned by such stockholder. Percentage of ownership is based on 37,767,900 shares of common stock outstanding as of March 23, 2021. Number of shares held by beneficial owners of more than 5% of our common stock and percentage ownership are as of the date of the applicable SEC filing made by those owners (unless otherwise noted).

Name of Beneficial Owner	Common Stock Held (#)	Common Stock that may be Acquired Within 60 Days(#)	Total Shares Beneficially Held(#)	Percent of Class (%)
5% Stockholders
BlackRock, Inc.(1)	3,594,121	0	3,594,121	9.5%
The Vanguard Group(2)	3,379,241	0	3,379,241	9.0%
John W. Norris, Jr.(3)	3,181,613	0	3,181,613	8.4%
Directors and Executive Officers
Sherry L. Buck	124	0	124	*
Todd M. Bluedorn	64,018	112,068	176,086	*
Janet K. Cooper	17,213	0	17,213	*
John E. Major(4)	13,576	0	13,576	*
Max H. Mitchell	2,329	0	2,329	*
John W. Norris, III(5)	666,299	0	666,299	1.8%
Karen H. Quintos	6,535	0	6,535	*
Joseph W. Reitmeier	17,234	40,997	58,231	*
Kim K.W. Rucker	2,768	0	2,768	*
Daniel M. Sessa	40,785	40,997	81,782	*
Gregory T. Swienton	11,177	0	11,177	*
Todd J. Teske	10,232	0	10,232	*
John D. Torres	3,769	8,003	11,772	*
Douglas L. Young	60,717	37,314	98,031	*
Shane D. Wall	200	0	200	*
All directors and executive officers as a group (19 persons)	939,705	277,434	1,217,139	3.2%

* Less than 1% of outstanding common stock

(1)As reported by BlackRock, Inc., 55 East 52nd Street, New York, NY 10055, on an amendment to Schedule 13G filed with the Securities and Exchange Commission on January 29, 2021. BlackRock, Inc. reported sole voting power with respect to 3,273,933 shares and sole dispositive power with respect to 3,594,121 shares.
(2)As reported by The Vanguard Group, 100 Vanguard Boulevard, Malvern, PA 19355 on an amendment to Schedule 13G filed with the Securities and Exchange Commission on February 12, 2020. The Vanguard Group reported shared voting power with respect to 29,891 shares, sole dispositive power with respect to 3,322,940 shares and shared dispositive power with respect to 56,301 shares.
(3)Solely based on an amendment to Schedule 13D filed with the Securities and Exchange Commission by Mr. Norris, Jr., 3831 Turtle Creek Blvd, #19B, Dallas, TX 75219, on April 6, 2015, and includes (a) 2,545,105 shares directly owned by the Norris Family Limited Partnership, which is controlled by Mr. Norris, Jr.; (b) 321,750 shares directly owned by the John W. Norris, Jr. Trust A, for which Mr. Norris, Jr. is a trustee and a beneficiary and (c) 214,758 shares held by the John and Terry Norris Living Trust, for which Mr. Norris Jr. is a trustee. Mr. Norris, Jr. reported sole voting and dispositive power with respect to 2,759,863 shares and shared voting and dispositive power with respect to 321,750 shares.
(4)All shares held by the Major Family Trust.
(5)Includes (a) 28,372 shares held by the L.C. Norris Revocable Trust, 28,372 shares held by the W.H. Norris Revocable Trust and 28,372 shares held by the B.W. Norris Revocable Trust, for which Mr. Norris is a co-trustee and disclaims beneficial ownership; (b) 1,616 shares held by the Norris-Newman Minors Trust, for which Mr. Norris is the trustee and for which Mr. Norris disclaims beneficial ownership; (c) 321,750 shares held by the John W. Norris, Jr. Trust A, for which John W. Norris, II is the trustee and for which Mr. Norris disclaims beneficial ownership; (d) 16,838 shares held by his spouse, Catherine Houlihan, for which Mr. Norris disclaims beneficial ownership; and (e) 66,259 shares held by a Grantor Retained Annuity Trust.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than 10% of our common stock to timely file with the SEC initial reports of ownership and reports of changes in their ownership of our common stock. SEC regulations require our directors, executive officers and greater than 10% stockholders to furnish us with copies of these reports.
To our knowledge, based solely on a review of the reports we filed on behalf of our directors and executive officers, as well as written representations from these persons that no other reports were required, and all other Section 16(a) reports provided to us, we believe that during fiscal 2020 our directors, executive officers and holders of more than 10% of our common stock filed the required reports on a timely basis under Section 16(a).

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR THE 2021 FISCAL YEAR

The Audit Committee of the Board has appointed KPMG LLP to continue as our independent registered public accounting firm for the 2021 fiscal year. We are asking our stockholders to ratify the appointment of KPMG LLP as our independent registered public accounting firm. If our stockholders do not ratify this appointment, the Audit Committee will consider the reasons for the rejection and whether it should select a different firm; however, it is not required to do so. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that a change would be in the best interests of the Company and our stockholders.
A representative of KPMG LLP will be present at the 2021 Annual Meeting of Stockholders and will be available to respond to appropriate questions. The representative will also have an opportunity to make a statement at the meeting if he or she desires to do so.
THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF
KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE
2021 FISCAL YEAR.

Audit and Non-Audit Fees
The following table sets forth the fees for audit and other services rendered by KPMG LLP for each of the last two fiscal years (in thousands).

	2020	2019
Audit Fees(1)	$3,411	$3,209
Audit-Related Fees(2)	2	6
Tax Fees(3)	28	99
Total	$3,441	$3,314

(1)Represents fees billed for the audit of our financial statements included in our Annual Report on Form 10-K and review of financial statements included in our Quarterly Reports on Form 10-Q, the audit of our internal control over financial reporting, and for services that are provided by KPMG LLP in connection with statutory regulatory filings or engagements.
(2)Represents fees billed for assurance and consultative related services.
(3)Represents fees billed for tax compliance, including review of tax returns, tax advice, and tax planning.

Audit Committee Approval of Audit and Non-Audit Services
The Audit Committee pre-approves all audit services provided by our independent registered public accountants. In addition, all non-audit services provided by KPMG LLP are pre-approved in accordance with our policy that prohibits our independent registered public accountants from providing services specifically prohibited by the Securities and Exchange Commission (“SEC”). For permissible non-audit services, the Audit Committee has delegated pre-approval authority to the Audit Committee Chair. In addition, the Audit Committee has approved annual maximum amounts for tax advisory and tax return services. No engagements are commenced until the Audit Committee Chair’s approval has been received. All approved services are reported to the full Audit Committee at each quarterly meeting. In accordance with the foregoing, all services provided by KPMG LLP in 2019 and 2020 were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT
The Audit Committee maintains effective working relationships with the Board, management, the Company’s internal auditors and KPMG LLP, the Company’s independent registered public accounting firm (the “Independent Accountants”). As set forth in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that our Company’s consolidated financial statements and disclosures are complete and accurate and in accordance with U.S. generally accepted accounting principles and applicable rules and regulations. The Independent Accountants are responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to the conformity of these financial statements with U.S. generally accepted accounting principles and on the Company’s internal control over financial reporting.
The Audit Committee has (1) reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2020 with the Company’s management and with the Independent Accountants; (2) discussed with the Independent Accountants the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board; and (3) received the written disclosures and the letter from the Independent Accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the Independent Accountants’ communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the Independent Accountants the Independent Accountants’ independence and considered whether the provision of non-audit services by the Independent Accountants to the Company is compatible with the Independent Accountants’ independence.
Members of the Audit Committee rely, without independent verification, on the information provided and on the representations made by management and the Independent Accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audits of the Company’s consolidated financial statements have been carried out in accordance with generally accepted auditing standards, that the consolidated financial statements are presented in accordance with U.S. generally accepted accounting principles or that the Company’s Independent Accountants are in fact “independent.”
Based upon the reviews and discussions described above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in this report and in the Audit Committee Charter, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
Submitted by the Audit Committee of the Board:

Gregory T. Swienton (Chair)
Sherry L. Buck
Janet K. Cooper
Max H. Mitchell

OTHER INFORMATION
Proxy Solicitation
We will pay for the cost of this proxy solicitation. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone, facsimile, email or in person. They will not be paid for soliciting proxies but may be reimbursed for out-of-pocket expenses related to the proxy solicitation. We have retained Georgeson LLC to assist in the solicitation of proxies for a fee of $12,000 plus reimbursement of expenses. We will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners of our common stock. Upon request, we will reimburse the brokerage houses and custodians for their reasonable expenses in so doing.
Multiple Stockholders Sharing the Same Address
We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders who have the same address and last name will receive only one copy of our Notice of Annual Meeting of Stockholders, Proxy Statement, Annual Report to Stockholders, and Annual Report on Form 10-K, unless one or more of these stockholders notifies us by contacting our Investor Relations department indicated below that they wish to continue receiving individual copies. This procedure helps reduce our printing costs and postage fees.
Stockholders who participate in householding will continue to receive separate Proxy Cards. Also, householding will not in any way affect dividend check mailings.
If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice of Annual Meeting of Stockholders, Proxy Statement, Annual Report to Stockholders, and Annual Report on Form 10-K, or if you hold stock in more than one account, and, in either case, you wish to receive only a single copy of each of these documents for your household, please contact our Investor Relations department by telephone at (972) 497-5000 or in writing at 2140 Lake Park Blvd., Richardson, Texas 75080, Attention: Investor Relations.
If you participate in householding and wish to receive a separate copy of these documents, please notify our Investor Relations department as indicated above and we will promptly send you a separate copy.
Form 10-K
Our Annual Report on Form 10-K (excluding exhibits) is a part of our 2020 Annual Report to Stockholders, which is being sent with this Proxy Statement. If you are entitled to vote at the Annual Meeting of Stockholders, you may obtain a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, including the financial statements required to be filed with the SEC, without charge, by contacting our Investor Relations department by telephone at (972) 497-5000 or in writing at 2140 Lake Park Blvd., Richardson, Texas 75080, Attention: Investor Relations.
Stockholder Proposals for the 2021 Annual Meeting of Stockholders
    Proposals for Inclusion in the Proxy Statement
    If you wish to submit a proposal for possible inclusion in our 2022 Proxy Statement, we must receive your notice, in accordance with the rules of the SEC, on or before December 9, 2021. The proposal should be sent in writing to 2140 Lake Park Blvd., Richardson, Texas 75080, Attention: Corporate Secretary.
    Proposals Not for Inclusion in the Proxy Statement to be Offered at the 2022 Annual Meeting
    If you wish to introduce a proposal at the 2022 annual meeting of stockholders but do not want your proposal to be included in our 2022 proxy materials, our Bylaws require you to follow certain procedures and provide certain information and representations related to your proposal. Among other requirements, you must give written notice to our Corporate Secretary of your intention to introduce your proposal and must represent that (1) you are a stockholder of record of Company stock entitled to vote at the annual meeting and (2) you intend to personally present your proposal at the annual meeting. We must receive your notice at least 60 days, but no more than 90 days, prior to the 2022 annual meeting of stockholders. If we give less than 70 days’ notice of the 2022 annual meeting of stockholders date, we must receive your notice within 10 days following the date on which notice of the date of the 2022 annual meeting of stockholders was mailed or such public disclosure was made to our stockholders. In the case of a special meeting of stockholders, we must receive your notice within 10 days following the date on which notice of such meeting is first given to stockholders.
    Your notice must include certain information about you, your proposal, and any person “acting in concert” with you and why implementation of your proposal would be in the best interest of the Company and its stockholders. Your notice must also include the shares of the Company’s stock you beneficially own (including any option, warrant or similar right and any other direct or indirect right or interest that may enable you to share in any profit, or manage the risk, from any change in the value of the Company’s stock), any proxy or other right you hold to vote the Company’s stock (or any similar right which has the effect of increasing or decreasing your voting power), performance-related fees which you would be entitled to as a result of any change in the value of the Company’s stock, any material interest you have in your proposal and any other information required to disclosed in a proxy statement. Depending on the nature of the proposal, additional information may be required. If you do not appear at the meeting to represent your proposal, your proposal will be disregarded.

By Order of the Board of Directors,

John D. Torres
Corporate Secretary
Richardson, Texas
April 8, 2021

APPENDIX A

LENNOX INTERNATIONAL INC. AND SUBSIDIARIES
Reconciliation to U.S. GAAP (Generally Accepted Accounting Principles) Measures
(Unaudited)

    Non-GAAP financial measures used in Proposal 2 and the Compensation, Discussion and Analysis section of this proxy statement are reconciled to U.S. GAAP in the following tables.

Net Sales (dollars in millions):

	For the Years Ended December 31,
	2019	2020
Net sales, a GAAP measure	$3,807.2	$3,634.1
Exclude: Kysor Warren Net Sales	$34.3	$—
Adjusted net sales, a Non-GAAP measure	$3,772.9	$3,634.1

    Adjusted net sales exclude the Company’s Kysor Warren business divested in 2019. The Company’s management believes it is useful to disclose adjusted net sales without the results of its divested businesses to provide investors with metrics that the Company’s management uses to measure overall performance. The adjusted net sales should not be used as a substitute for the Company’s net sales as determined in accordance with GAAP, and may not be comparable to similarly titled measures reported by other companies.

Adjusted Total Segment Profit (dollars in millions):

	For the Years Ended December 31,
	2019	2020
Total Segment profit	$608.9	$506.7
Exclude: Kysor Warren Profit/(Loss)	(1.0)	—
Exclude: Insurance Proceeds for Lost Profits	99.2	—
Adjusted Total Segment profit	$510.7	$506.7

    Adjusted total segment profit excludes the Company’s Kysor Warren business divested in 2019 and insurance proceeds for lost profits. For further detail on the reconciliation of Segment Profit to Operating Income, see Note 3 in the Notes to Consolidated Financial Statements in our Form 10-K for the fiscal year ended December 31, 2020. The Company’s management believes it is useful to disclose adjusted segment profit without the results of its divested businesses and insurance proceeds for lost profits to provide investors with metrics that the Company’s management uses to measure overall performance. The adjusted total segment profit should not be used as a substitute for the Company’s segment profit, and may not be comparable to similarly titled measures reported by other companies.
Appendix A - 1

Cash Flow (dollars in millions):

	For the Years Ended December 31,
	2019	2020
Net cash provided by operating activities	$396.1	$612.4
Purchases of property, plant, and equipment	(105.6)	(78.5)
Proceeds from the disposal of property, plant, and equipment	1.3	1.0
Insurance recoveries received for property damage incurred from natural disaster	79.6	—
Free cash flow	$371.4	$534.9

Company free cash flow, a non-GAAP financial measure, is net cash provided by operating activities less purchases of property, plant, and equipment plus proceeds from disposal of property, plant and equipment. The 2019 free cash flow includes insurance proceeds received for property damage due to a tornado at a large manufacturing facility in 2018.
Appendix A - 2

LENNOX INTERNATIONAL

P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

INTERNET
Go To: **www.proxypush.com/LII**
- Cast your vote online
- **Have your Proxy Card ready**
- Follow the simple instructions to record your vote

PHONE Call **1-866-895-6903**
- Use any touch-tone telephone
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MAIL
- Mark, sign and date your Proxy Card
- Fold and return your Proxy Card in the postage-paid envelope provided

Go Green! To receive documents via e-mail, simply go to: www.proxydocs.com/LII

Lennox International Inc.

Annual Meeting of Stockholders

For Stockholders as of record on March 23, 2021

TIME: Thursday, May 20, 2021 10:30 AM, Central Daylight Time
PLACE: Annual meeting to be held live over the Internet - please visit www.proxydocs.com/LII for more details.

This proxy is being solicited on behalf of the Board of Directors

The signatory of this Proxy, by execution on the reverse side of this Proxy, hereby appoints and constitutes Todd M. Bluedorn and John D. Torres (the Named Proxies), and each of them, with full power of substitution, with the powers the signatory of this Proxy would possess if personally present, to vote all shares of Lennox International Inc. Common Stock entitled to be voted by the signatory at the Annual Meeting of Stockholders to be held at 10:30 a.m., Central Daylight Time, on May 20, 2021, in a virtual meeting format, or at any reconvened meeting after any adjournment or postponement thereof, on the matters set forth on the reverse side in accordance with any directions given by the signatory and, in their discretion, on all other matters that may properly come before the Annual Meeting or any reconvened meeting after any adjournment or postponement thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This Proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Lennox International Inc.

Annual Meeting of Stockholders

Please make your marks like this: [X] Use dark black pencil or pen only

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2 AND 3

PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1. Election of Directors				
	FOR	WITHHOLD		
1.01 Sherry L. Buck	☐	☐		FOR
1.02 Gregory T. Swienton	☐	☐		FOR
1.03 Todd J. Teske	☐	☐		FOR
	FOR	AGAINST	ABSTAIN	
2. Advisory vote to approve the compensation of the named executive officers as disclosed in our proxy statement.	☐	☐	☐	FOR
3. Ratifying the appointment of KPMG LLP as our independent registered public accounting firm for the 2021 fiscal year.	☐	☐	☐	FOR

You must register to attend the meeting online and/or participate at www.proxydocs.com/LII

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable) Date

Signature (if held jointly) Date